Exhibit 10.3

EXECUTION VERSION

CROSS LICENSE AGREEMENT

by and between

ALIBABA GROUP HOLDING LIMITED

and

浙江蚂蚁小微金融服务集团股份有限公司

(ANT SMALL AND MICRO FINANCIAL SERVICES GROUP CO., LTD.)

Dated as of September 23, 2019

i

ii

CROSS LICENSE AGREEMENT

This CROSS LICENSE AGREEMENT (the “Agreement”), dated as of September 23, 2019 (the “Effective Date”), is made by and between the following parties (each of which shall be referred to individually as a “Party” and which are referred to collectively as the “Parties”):

ALIBABA GROUP HOLDING LIMITED, a Cayman Islands registered company (“Alibaba”), on behalf of itself and its Subsidiaries; and

浙江蚂蚁小微金融服务集团股份有限公司 (ANT SMALL AND MICRO FINANCIAL SERVICES GROUP CO., LTD., formerly known as 浙江蚂蚁小微金融服务集团有限公司 (Zhejiang Ant Small and Micro Financial Services Group Co., Ltd.)), a company limited by shares organized under the Laws of Mainland China (“Purchaser”), on behalf of itself and its Subsidiaries.

RECITALS

WHEREAS, 支付宝（中国）网络技术有限公司 (Alipay.com Co., Ltd.), a limited liability company organized under the Laws of Mainland China (“Alipay”), was formerly a Controlled (defined below) Affiliate of Alibaba, during which time technology and other intellectual property necessary or useful for the operation of the FIG Holdco Business (defined below) were developed by Alibaba and its Subsidiaries, including Alipay;

WHEREAS, Purchaser now owns all of the equity of Alipay;

WHEREAS, Alibaba, Purchaser, Alipay and certain other parties previously entered into that certain Framework Agreement dated as of July 29, 2011 (the “Framework Agreement”), setting forth such parties’ agreements as to Alipay’s continued operation of the FIG Holdco Business and other matters;

WHEREAS, in connection with the Framework Agreement, Alibaba and Alipay entered into that certain Intellectual Property License and Software Technology Services Agreement dated as of July 29, 2011, as amended and restated in accordance with its terms on August 12, 2014 (the “2014 IPLA”), pursuant to which Alibaba, on behalf of itself and its Subsidiaries, licensed to Alipay and Purchaser certain technology and other intellectual property and performed various software technology services for Purchaser and its Subsidiaries (including Alipay);

WHEREAS, the Parties are also parties to the Shared and Asset Purchase Agreement, by and among Alibaba, Purchaser and certain other parties named therein, dated as of August 12, 2014 (the “2014 Transaction Agreement”), pursuant to which the Framework Agreement was terminated;

WHEREAS, the Parties have entered into an amendment to the 2014 Transaction Agreement, by and among Alibaba, Purchaser and certain other parties named therein, dated as of February 1, 2018 (the “2018 Amendment”), to better reflect the understanding and course of performance of the Parties with respect to the subject matter thereof;

WHEREAS, pursuant to the 2014 Transaction Agreement as amended by the 2018 Amendment (the “Transaction Agreement”), the Parties have further amended and restated the 2014 IPLA in its entirety as set forth in that certain Second Amended and Restated Intellectual Property License Agreement (the “Amended IPLA”), which Amended IPLA became effective concurrently with the Issuance Closing Date;

WHEREAS, Section 2.2(b) of the Transaction Agreement provides that, on or before the transfer of the Stage 1 Retained IP (defined below), the Parties will enter into a cross license agreement to grant certain licenses to each other with respect to the Stage 1 Retained IP, Remaining Retained IP and other asserts transferred pursuant to Section 2.2 of the Transaction Agreement; and

WHEREAS, the Parties now desire to set forth such cross licenses, as well as provide for the additional cross licensing of certain patents, trademarks and technology between the Parties, and the terms and conditions on which they are granted in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Definitions. As used herein, the following terms shall have the meanings set forth below. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Transaction Agreement.

“Alibaba Licensed Patents” means all Patents owned or Licensable (subject to Section 2.6) by Alibaba or any of its Subsidiaries as of the Effective Date or at any time thereafter during the Term, provided that, with respect to any Patents Licensable by Alibaba or any of its Subsidiaries, only for as long as such Patents remain Licensable. For clarity, the term “Alibaba Licensed Patents” shall include any Patents owned or Licensable by a Subsidiary that is a New Business, including New Businesses to which Alibaba is prohibited from sublicensing pursuant to Section 2.7, Section 2.8 or Section 10.3, if such Patents are, at any time during the Term, owned or Licensable by such Subsidiary.

“Alibaba Licensed Products and Services” means (a) products and services used, sold, offered for sale, leased, distributed, or otherwise disposed of by Alibaba or Alibaba’s Sublicensed Subsidiaries at any time during the Term, and (b) products and services used, sold, offered for sale, leased, distributed, or otherwise disposed of by a shared business engaged in by Alibaba or Alibaba’s Sublicensed Subsidiaries at any time during the Term to the extent permitted by Section 9.9(b)(i) of the Transaction Agreement; except that in all cases of (a) and (b) Alibaba Licensed Products and Services do not include Foundry Products and Services.

“Alibaba Licensed Technology” means:

(a)                                 all Technology that is both (i) owned or Licensable (subject to Section 2.6) by Alibaba or any of its Subsidiaries as of the Effective Date pursuant to the terms hereof, and (ii) in the possession of Purchaser (or any of its Subsidiaries) as of the Effective Date; and

(b)                                 all Technology, if any, that is both (i) provided by Alibaba (or any of its Subsidiaries) to Purchaser (or any of its Subsidiaries) during the Term in the ordinary course of business, and (ii) is at such time owned or Licensable (subject to Section 2.6) by Alibaba (or any of its Subsidiaries) pursuant to the terms hereof.

“Alibaba Licensed Trademarks” means (a) all Trademarks owned by Alibaba or any of its Subsidiaries as of the Effective Date (including any trademark registrations that issue from trademark applications included in such Trademarks) and (b) all Trademarks owned by Alibaba or any of its Subsidiaries at any time during the Term, in each case that are the subject of a Joint Marketing Campaign agreed to by the Parties pursuant to Section 2.5(a).

“Alipay Business” means the business of providing payment and escrow services, including: the provision of payment accounts, processing, clearing, settlement, network and merchant acquisition services; pre-paid, credit or debit cards or accounts; escrow accounts and processing; and cash on delivery services, whether provided through online, mobile, electronic or physical means.

“Alipay-Exclusive Patents” means:

(a)                                 the Patents owned by Alibaba that are set forth in Exhibit C (including Patents issuing during the IPLA Period) of the Amended IPLA as of the effective date thereof that are based on inventions made solely by employees of Alipay and its Subsidiaries, Alipay IT Company (Z53), and/or any of their Subsidiaries;

(b)                                 any Patent owned by Alibaba issuing during the term of the Amended IPLA that claims an effective filing date based upon any of the Patents described in the foregoing clause (a), but only those claims in any such subsequently issuing Patent that are fully supported by the disclosure of one or more of the Patents described by the foregoing clause (a);

(c)                                  any Patent issuing during the term of the Amended IPLA based on any invention made solely by Dedicated Employees during the IPLA Period in the course of providing the Software Technology Services under the 2014 IPLA and relating solely to the Alipay Business;

(d)                                 any New Alipay Patent issuing during the term of the Amended IPLA based on any invention made solely by employees or contractors of Purchaser and/or a Purchaser Subsidiary and is assigned to Alibaba pursuant to Section 4.4 of the Amended IPLA;

(e)                                  any Patent issuing during the term of the Amended IPLA based on any invention made jointly by Dedicated Employees during the IPLA Period in the course of providing the Software Technology Services under the 2014 IPLA and at least one employee or contractor of Alipay or an Alipay Subsidiary; and

(f)                                   any Patent issuing during the term of the Amended IPLA based on any invention relating to the FIG Holdco Business developed by Alibaba or a Subsidiary of Alibaba solely on behalf of Purchaser or a Subsidiary of Purchaser pursuant to a separate written development agreement that may be entered into between Alibaba or its Subsidiary and Purchaser or its Subsidiary pursuant to which (a) Purchaser or its Subsidiary funds the development of the invention claimed in such Patent and (b) Alibaba or its Subsidiary and Purchaser or its Subsidiary agree that the applicable Patent is to be assigned by Alibaba to Alipay Hong Kong (as defined in the Transaction Agreement) or to another wholly owned Subsidiary of the Purchaser designated by Purchaser together with the other Alipay-Exclusive Patents.

Notwithstanding the foregoing, Alipay-Exclusive Patents do not include any Stage 1 Retained IP (which Stage 1 Retained IP will be licensed to Alibaba as and to the extent set forth in this Agreement upon its assignment by Alibaba to Purchaser pursuant to Section 2.2 of the Transaction Agreement) or SME Loan Know-How.

“Alipay-Related Patents” has the meaning ascribed to that term in the Amended IPLA.

“Alipay IT Company (Z53)” means 瀚宝（上海）信息技术有限公司, formerly known as 支付宝（中国）信息技术有限公司 (Alipay (China) Information Technology Co., Ltd.), a limited company known to the Parties as of the Effective Date as Z53 and a wholly-owned Subsidiary of Alibaba.

“Amended IPLA Termination Date” means the date upon which the Amended IPLA terminates in accordance with its terms, other than any termination by Alibaba pursuant to Section 12.2 thereof.

“Beneficial Owner” of any security means any Person who, directly or indirectly, through any Contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security. “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Beijing, Hong Kong or New York are authorized or obligated by Laws to close.

“Change of Control” means, as to a Party, any transaction or event (or series of transactions or events), whether an acquisition of securities, merger, consolidation, proxy contest or other transaction or event (or series of transactions or events), as a result of which any Person (whether alone or with other Persons) that did not directly or indirectly Control such Party or such Party’s business prior to the transaction or event (or series of transactions or events) thereafter directly or indirectly Controls such Party or such Party’s business, whether or not such Party survives such transaction or event (or series of transactions or events). Without limitation to the generality of the foregoing, Change of Control of a Party includes the acquisition by another Person (whether directly or indirectly, and whether alone or in combination with related Persons) of (a) more than fifty percent (50%) of the voting securities of such Party or of any Person that Controls such Party or (b) the right or power (whether directly or indirectly, and whether alone or in combination with related Persons) to direct or cause the direction of management of or policies of such Party or Person (whether through ownership of securities or other ownership interest, by Contract or otherwise). Notwithstanding the foregoing, Change of Control of a Party shall not include (i) the reincorporation of a Party or any internal reorganization conducted by a Party for tax, corporate or similar purposes, to the extent that such reincorporation or reorganization does not result in any Person (whether alone or with other Persons) that did not directly or indirectly Control such Party or such Party’s business prior to the reincorporation or reorganization thereafter directly or indirectly Controlling such Party or such Party’s business or (ii) any transaction or event (or series of transactions or events) resulting in the acquisition of Control, directly or indirectly, of such Party by one or more Persons consisting solely of Jack Ma Yun, his Family Members and/or trusts, funds and/or Persons Controlled by Jack Ma Yun and his Family Members (collectively, “Jack Ma Yun Persons”), provided that, in addition to the acquisition of Control, (A) following such transaction or event (or series of transactions or events), the Jack Ma Yun Persons maintain more than fifty percent (50%) of the equity and other economic interests in such Party, and (B) there is no integration or combination of such Party’s business with any other material business as a result of such transaction or event (or series of transactions or events).

“Competing New Business” shall have the meaning set forth in Section 10.3(b).

“Confidential Information” has the meaning set forth in Section 11.1.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other Contract, agreement, obligation, commitment or instrument, including all amendments thereto.

“Control” (including, with correlative meanings, the terms “Controlled” and “Controlling”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Dedicated Employees” means any employees of Alipay IT Company (Z53) and its Subsidiaries that during the IPLA Period were dedicated on a full-time basis solely to the provision of the Software Technology Services and other technologies under the 2014 IPLA, or individual contractors engaged by Alipay IT Company (Z53) and its Subsidiaries in connection with the provision of the same, in each case that qualified as “Dedicated Employees” under the definition of that term in the 2014 IPLA, during the IPLA Period.

“Disclosing Party” has the meaning set forth in Section 11.1.

“End User License” means an enforceable written agreement between (i) Purchaser (or any Purchaser Subsidiary) or Alibaba (or any Alibaba Subsidiary), on the one hand, and (ii) an End User or contractor of Purchaser or Alibaba, on the other hand, containing terms that are at least as protective of Alibaba’s and its Subsidiaries’ or Purchaser’s and its Subsidiaries’, as applicable, rights and interests in and to its Licensed Technology as those contained in the Amended IPLA, this Agreement or as may otherwise be required by Licensor from time to time during the Term.

“End Users” means any contractors or end user customers of Purchaser and/or its Subsidiaries or Alibaba and/or its Subsidiaries, as applicable, to whom certain elements of the Licensed Technology of the other Party are distributed in the form of client-side end user software and related documentation and materials and licensed solely in Object Code in the case of software and solely as incorporated in or otherwise a part of a Purchaser Licensed Product or Service, in the case of Purchaser, or Alibaba Licensed Product or Service, in the case of Alibaba, pursuant to an End User License.

“Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a natural person, and shall include adoptive relationships of the same type.

“FIG Holdco Business” means (i) the provision and distribution of credit (including providing loans, factoring, guarantees and loan servicing) and insurance; (ii) the provision of investment management and banking services (including capital markets advice, deposit services, custody services, trust services and other financial advisory services); (iii) payment transaction processing and payment clearing services for Third Parties (including issuance of physical, virtual, online or mobile credit, debit or stored value cards, operation of payment networks, and acquisition of merchants for rendering payment services); (iv) leasing, lease financing and related services; (v) trading, dealing and brokerage with respect to foreign exchange and financial instruments, including securities, indebtedness, commodities futures, derivatives, and currencies; (vi) distribution of securities, commodities, funds, derivatives and other financial products (including trading and brokerage services with respect to the same); and (vii) provision of credit ratings and credit profiles and reports. For the avoidance of doubt, FIG Holdco Business includes the Alipay Business.

“Foundry Products and Services” means services provided by a Licensee to or on behalf of, or products manufactured by a Licensee for or on behalf of, a Third Party using designs or specifications received in a substantially completed form from or on behalf of such Third Party, for resale or re-license or offering to or on behalf of such Third Party, except in the case where:

(a)                                 such Licensee or its Subsidiary owns, controls, developed or acquired a design or specification for the service or product, and such service or product is not specifically designed for the sole commercial exploitation by or on behalf of such Third Party; and/or

(b)                                 such design or specification resulted from a bona fide joint development arrangement between or the joint participation of such Licensee or any of its Subsidiaries and such Third Party, including but not limited to a standards body or community organization, in which a substantial portion of the design or specification is provided or developed by such Licensee or its Subsidiary.

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any country, state, province, prefect, municipality, locality or other government or political subdivision thereof, or any stock or securities exchange, or any multi-national, quasi-governmental or self-regulatory or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Infringement” means, with respect to any Intellectual Property Right, any infringement, misappropriation, passing off, dilution, or other violation, as applicable, of such Intellectual Property Right.

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world:

(a)                                 rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights, and all extensions, renewals, registrations and applications therefor (“Copyrights”);

(b)                                 rights in trademarks, trade names, service marks, service names and similar rights, and all registrations and applications therefor, as well as and all goodwill embodied therein (“Trademarks”);

(c)                                  rights in domain names and uniform resource locators, and all registrations and applications therefor (“Domain Names”);

(d)                                 trade secret rights (“Trade Secrets”);

(e)                                  patents and patent applications, including any continuations, divisions, reissues, and reexaminations, and other industrial property rights (“Patents”); and

(f)                                   all other proprietary rights in Technology.

“IP Coordinator” has the meaning set forth in Section 4.3.

“IPLA Period” means the period beginning upon the time and date on which the “Closing” (as defined in the Framework Agreement and not as defined in the Transaction Agreement) occurred under the Framework Agreement and ending upon the effective date of the Amended IPLA.

“Law” means any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or executive order of any Governmental Authority.

“Licensable” means, with respect to a Person and an Intellectual Property Right, that (a) such Person does not own such Intellectual Property Right and (b) such Person has the right to grant a sublicense under such Intellectual Property Right on the terms contemplated hereunder.

“License Term” means, with respect to a license granted by Licensor to Licensee hereunder, the period commencing from the Effective Date and ending on the earlier of (a) the end of the Term or (b) the date such license is terminated in accordance with the terms hereof.

“Licensed Patents” means Purchaser Licensed Patents or Alibaba Licensed Patents, as applicable.

“Licensed Products and Services” means Purchaser Licensed Products and Services or Alibaba Licensed Products and Services, as applicable.

“Licensed Technology” means Purchaser Licensed Technology or Alibaba Licensed Technology, as applicable.

“Licensed Trademarks” means Purchaser Licensed Trademarks or Alibaba Licensed Trademarks, as applicable.

“Licensee” means a Party that is the recipient of a license granted under Article II hereof.

“Licensor” means either Alibaba or Purchaser, as applicable.

“Mainland China” means the People’s Republic of China other than Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

“New Alipay Patent” has the meaning ascribed to that term in the Amended IPLA.

“New FIG Business” means the FIG Holdco Business other than the Alipay Business as conducted by Purchaser and its Subsidiaries other than Alipay and its Subsidiaries.

“New FIG Business-Exclusive Patents” means the Patents relating solely to the New FIG Business as of the effective date of the Amended IPLA and owned by Alibaba or a Subsidiary Licensor that are set forth on Exhibit J of the Amended IPLA as of the effective date thereof, and any New Alipay Patents issuing after the effective date of the Amended IPLA during the term thereof based on any invention made solely by employees or contractors of Purchaser and/or a Purchaser Subsidiary and assigned to Alibaba pursuant to Section 4.4 of the Amended IPLA.

“New FIG Business-Related Patents” has the meaning ascribed to that term in the Amended IPLA.

“Object Code” means the fully compiled, machine-readable version of a software program that can be executed by a computer and used by an end user without further compilation.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a group, a Governmental Authority or any other type of legal entity.

“Proceeding” means any action, suit, claim, hearing, proceeding, arbitration, mediation, audit, inquiry or investigation (whether civil, criminal, administrative or otherwise) by any Person or Governmental Authority.

“Purchaser Licensed Patents” means all Patents owned or Licensable (subject to Section 2.6) by Purchaser or any of its Subsidiaries as of the Effective Date or at any time thereafter during the Term, provided that, with respect to any Patents Licensable by Purchaser or any of its Subsidiaries, only for as long as such Patents remain Licensable. For clarity, the term “Purchaser Licensed Patents” shall include any Patents owned or Licensable by a Subsidiary that is a New Business, including New Businesses to which Purchaser is prohibited from sublicensing pursuant to Section 2.7, Section 2.8 or Section 10.3, if such Patents are, at any time during the Term, owned or Licensable by such Subsidiary.

“Purchaser Licensed Products and Services” means (a) products and services used, sold, offered for sale, leased, distributed, or otherwise disposed of by Purchaser or Purchaser’s Sublicensed Subsidiaries at any time during the Term to the extent permitted by Section 9.9 of the Transaction Agreement, and (b) products and services used, sold, offered for sale, leased, distributed, or otherwise disposed of by a shared business engaged in by Purchaser or Purchaser’s Sublicensed Subsidiaries at any time during the Term to the extent permitted by Section 9.9(a)(i) of the Transaction Agreement; except that in all cases of (a) and (b) Purchaser Licensed Products and Services do not include Foundry Products and Services.

“Purchaser Licensed Technology” means:

(a)                                 all Technology that is both (i) owned or Licensable (subject to Section 2.6) by Purchaser or any of its Subsidiaries as of the Effective Date pursuant to the terms hereof, and (ii) in the possession of Alibaba (or any of its Subsidiaries) as of the Effective Date; and

(b)                                 all Technology, if any, that is both (i) provided by Purchaser (or any of its Subsidiaries) to Alibaba (or any of its Subsidiaries) during the Term in the ordinary course of business, and (ii) is at such time owned or Licensable (subject to Section 2.6) by Purchaser (or any of its Subsidiaries) pursuant to the terms hereof.

“Purchaser Licensed Trademarks” means (a) all Trademarks owned by Purchaser or any of its Subsidiaries as of the Effective Date (including any trademark registrations that issue from trademark applications included in such Trademarks) and (b) all Trademarks owned by Purchaser or any of its Subsidiaries at any time during the Term, in each case that are the subject of a Joint Marketing Campaign agreed by the Parties pursuant to Section 2.5(a).

“Receiving Party” has the meaning set forth in Section 11.1.

“Remaining Retained IP” has the meaning ascribed to that term in the Transaction Agreement.

“Renminbi” means the lawful currency of Mainland China.

“Retained IP” has the meaning ascribed to that term in the Transaction Agreement.

“SME Loan” means a loan made by a lender in the small and medium enterprise financing market.

“SME Loan Know-How” means all know-how and Copyrights of Alibaba and/or its Subsidiaries relating solely to the management and operation of an SME Loan business as conducted by 浙江阿里巴巴小额贷款股份有限公司 (Zhejiang Alibaba Small Loan Co., Ltd.), 重庆市阿里巴巴小额贷款有限公司 (Chongqing Alibaba Small Loan Co., Ltd.) and/or 商诚融资担保有限公司 (Shangcheng Finance Guarantee Co., Ltd.) as of the effective date of the 2014 IPLA, including the materials that are listed in Exhibit H of the Amended IPLA as of the effective date thereof, in each case that were or will be transferred to Purchaser or a Subsidiary of Purchaser in connection with the transfer of the SME Loan Know-How pursuant to Section 2.2(a) of the Transaction Agreement.

“Software Technology Services” means the services described in Exhibit E of the 2014 IPLA, or that were otherwise mutually agreed in writing by the Parties to constitute “Software Technology Services” during the IPLA Period.

“Source Code” means the human-readable version of a software program that can be compiled into Object Code (in the case of compiled programming languages) or interpreted directly (in the case of any other programming languages), including programmer’s notes and materials and documentation, sufficient to allow a reasonably skilled programmer to understand the design, logic, structure, functionality, operation and features of such software program and to use, operate, maintain, modify, support and diagnose errors pertaining to such software program.

“Stage 1 Retained IP” has the meaning ascribed to that term in the Transaction Agreement. For clarity, Stage 1 Retained IP includes both Stage 1a Retained IP and Stage 1b Retained IP (each as defined in the Transaction Agreement).

“Subsidiary” means, with respect to any Person, each other Person in which the first Person (i) Beneficially Owns, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests, (ii) holds the rights to more than fifty percent (50%) of the economic interest of such other Person, including interests held through a VIE Structure or other contractual arrangements, or (iii) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person under applicable accounting conventions. Notwithstanding the foregoing, references to a Party’s (as Licensee) “Subsidiary” or “Subsidiaries” shall be deemed to exclude such Party’s Competing New Business; provided, however, that nothing in this sentence will limit either Party’s (as Licensor) obligation to license to the other Party any Intellectual Property Rights owned by any of its Subsidiaries constituting a Competing New Business in accordance with the terms hereof. For the avoidance of doubt, none of Purchaser or its Subsidiaries shall be deemed to be Subsidiaries of Alibaba or any of its Subsidiaries for purposes of this Agreement.

“Technology” means any or all of the following:

(a)                                 works of authorship, including computer programs (whether in Source Code or Object Code, and whether embodied in software, firmware or otherwise), documentation, designs, files, net lists, records and data;

(b)                                 inventions (whether or not patentable), improvements and technology;

(c)                                  proprietary and confidential information, including technical data and customer and supplier lists, Trade Secrets and know how;

(d)                                 databases, data compilations and collections and technical data; and

(e)                                  all instantiations of the foregoing in any form and embodied in any media.

“Third Party” means any Person that is neither a Party nor a Subsidiary of a Party.

“Transaction Documents” has the meaning ascribed to that term in the Transaction Agreement.

“VIE Structure” means the investment structure in which a Mainland China-domiciled operating entity and its Mainland China shareholders enter into a number of Contracts with a non-Mainland China investor (or a foreign-invested enterprise incorporated in Mainland China invested by the non-Mainland China investor) pursuant to which the non-Mainland China investor achieves Control of the Mainland China-domiciled operating entity and also consolidates the financials of the Mainland China-domiciled entity with those of the non-Mainland China investor.

Section 1.2                                    Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section
2014 IPLA	Recitals
2014 Transaction Agreement	Recitals
2018 Amendment	Recitals
Agreement	Preamble
Alibaba	Preamble
Alipay	Recitals
Amended IPLA	Recitals
Jack Ma Yun Persons	Within the definition of “Change of Control”
Claimant	Section 12.1(c)
Common-Interest Agreement	Section 5.8
Copyrights	Within the definition of “Intellectual Property Rights”

Cutoff Date	Section 10.2
Defending Party	Section 5.2(a)
Domain Names	Within the definition of “Intellectual Property Rights”
Effective Date	Preamble
Framework Agreement	Recitals
ICC	Section 12.1(b)
Indemnified Party	Section 8.1
Indemnifying Party	Section 8.1
Joint Claim	Section 5.2(b)
Joint Marketing Campaign	Section 2.5(a)
License Payment	Section 2.6(c)
Losses	Section 8.1
Minority Affiliate	Section 2.8
New Business	Section 10.3
Party	Preamble
Parties	Preamble
Patents	Within the definition of “Intellectual Property Rights”
Purchaser	Preamble
Request	Section 12.1(c)
Respondent	Section 12.1(c)
Revenue Cap	Section 10.2(a)(i)
ROFO Negotiation Period	Section 5.6
ROFO Notice Period	Section 5.6
Single-Party Claim	Section 5.2(c)
Sublicensed Minority Affiliate	Section 2.8
Sublicensed Subsidiary	Section 2.7
Successor Party	Section 10.1
Term	Section 6.1
Third Party Claim	Section 8.2(a)
Trademarks	Within the definition of “Intellectual Property Rights”
Trade Secrets	Within the definition of “Intellectual Property Rights”
Transaction Agreement	Recitals

Section 1.3                                    Construction. In this Agreement, unless the context otherwise requires:

(a)                                 references in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication (but excluding email communications);

(b)                                 words expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neutral genders and vice versa;

(c)                                  references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

(d)                                 references to “day” or “days” are to calendar days;

(e)                                  references to this Agreement or any other agreement or document shall be construed as references to this Agreement or such other agreement or document, as the case may be, as the same may have been, or may from time to time be, amended, varied, novated or supplemented from time to time, provided that references to the 2014 IPLA shall not be construed as including amendments made on or after the effective date of the Amended IPLA;

(f)                                   a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

(g)                                  the table of contents to this Agreement and all section titles or captions contained in this Agreement or in any Schedule or Exhibit annexed hereto or referred to herein are for convenience only and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement;

(h)                                 “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;

(i)                                     the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(j)                                    references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

Section 1.4                                    Exhibits. The Exhibits to this Agreement or referenced in this Agreement are incorporated into and form an integral part of this Agreement.

ARTICLE II

LICENSE GRANTS

Section 2.1                                    Grant of License to Purchaser Under Alibaba Licensed Patents. Subject to the terms of this Agreement, Alibaba (on behalf of itself and its Subsidiaries) agrees to grant and hereby grants to Purchaser a worldwide, royalty-free, fully paid-up, nonexclusive, non-transferable (subject to Article X) license under the Alibaba Licensed Patents, during the License Term, to make, have made, use, sell, offer for sale, lease, import, export, distribute and otherwise dispose of Purchaser Licensed Products and Services; provided, however, that prior to the Amended IPLA Termination Date, Alibaba Licensed Patents that constitute Alipay-Exclusive Patents, Alipay-Related Patents, New FIG Business-Exclusive Patents and New FIG Business-Related Patents shall be licensed to Purchaser (to the extent not earlier assigned by Alibaba to Purchaser or any of its Subsidiaries in accordance with Section 2.2 of the Transaction Agreement) pursuant to the terms of the Amended IPLA rather than this Agreement, and on and after the Amended IPLA Termination Date (to the extent not earlier assigned to Purchaser or any of its Subsidiaries in accordance with Section 2.2 of the Transaction Agreement), shall be licensed to Purchaser pursuant to the terms of this Agreement. The foregoing license excludes the right to grant sublicenses except as specifically provided in Section 2.7 and Section 2.8 below. For clarity, the license as to each Alibaba Licensed Patent shall continue until the earliest of (a) the expiration of such Alibaba Licensed Patent, (b) termination of Purchaser’s license to such Licensed Patent pursuant to Section 6.2(b) or Section 6.2(c), or (c) the expiration or termination of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, if, as of the Effective Date, Alibaba or its Subsidiary owns a Patent which it does not have the right as of the Effective Date to license on the terms contemplated hereunder (e.g., because it has granted exclusive rights to a Third Party), then the license granted under this Section 2.1 with respect to such Patent shall be limited to the extent of Alibaba’s or its Subsidiary’s rights to grant such license.

Section 2.2                                    Grant of License to Alibaba Under Purchaser Licensed Patents.

(a)                                 Subject to the terms of this Agreement, Purchaser (on behalf of itself and its Subsidiaries) agrees to grant and hereby grants to Alibaba a worldwide, royalty-free, fully paid-up, nonexclusive, non-transferable (subject to Article X) license under the Purchaser Licensed Patents, during the License Term, to make, have made, use, sell, offer for sale, lease, import, export, distribute and otherwise dispose of Alibaba Licensed Products and Services. The foregoing license excludes the right to grant sublicenses except as specifically provided in Section 2.7 and Section 2.8 below. For clarity, the license as to each Purchaser Licensed Patent shall continue until the earliest of (i) the expiration of such Purchaser Licensed Patent, (ii) termination of Alibaba’s license to such Licensed Patent pursuant to Section 6.2(b) or Section 6.2(c), or (iii) the expiration or termination of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, if, as of the Effective Date, Purchaser or its Subsidiary owns a Patent which it does not have the right as of the Effective Date to license on the terms contemplated hereunder (e.g., because it has granted exclusive rights to a Third Party), then the license granted under this Section 2.2 with respect to such Patent shall be limited to the extent of Purchaser’s or its Subsidiary’s rights to grant such license.

(b)                                 Notwithstanding the foregoing, the license granted to Alibaba pursuant to this Section 2.2 under the Purchaser Licensed Patents does not include the right to provide any generally available payment processing service of a Third Party service provider that is made generally available by Alibaba to Third Party customers as a stand-alone payment processing business of Alibaba that is not integrated with or ancillary to any other non-de minimis non-payment-processing business of Alibaba or any of its Subsidiaries, if the service as made generally available by Alibaba is provided without substantial modifications designed or specified by Alibaba or any of its Subsidiaries from the form in which the service is supplied by the Third Party service provider to its other customers. For the avoidance of doubt, the foregoing limitation does not apply to any payment processing service that is integrated with or ancillary to any non-de minimis non-payment-processing business of Alibaba or any of its Subsidiaries or any service that is not sourced from a Third Party service provider.

Section 2.3                                    Grant of Technology Licenses. Each of Alibaba and Purchaser (on behalf of itself and its respective Subsidiaries), as Licensor, hereby grants to the other Party, as Licensee, a royalty-free, fully paid-up, non-exclusive, worldwide, non-transferable (subject to Article X) right and license, during the License Term, to (a) reproduce, display, modify, prepare derivative works of and otherwise use the Licensor’s Licensed Technology in connection with the Licensee’s respective Licensed Products and Services and the conduct of any business by the Licensee to the extent permitted by Section 9.9 of the Transaction Agreement; and (b) to distribute, provide or otherwise make available the Licensor’s Licensed Technology solely as incorporated into an Alibaba Licensed Product and Service (in the case of Alibaba) or Purchaser Licensed Product and Service (in the case of Purchaser), solely in Object Code format, and solely to End Users pursuant to the terms of an End User License. Such license shall in each case include the right of the Licensee to (x) grant sublicenses only as provided in Section 2.7 and Section 2.8 and (y) authorize Third Parties to exercise the foregoing rights solely on behalf of Licensee and its Sublicensed Subsidiaries and Sublicensed Minority Affiliates. For clarity, neither Party (as Licensee) shall have the right to provide or make available to any Third Party at any time any Source Code constituting Licensor’s Licensed Technology without Licensor’s express prior written consent. Notwithstanding anything to the contrary set forth in this Agreement, if, as of the Effective Date, a Party as Licensor (or its Subsidiary) owns Licensed Technology which it does not have the right as of the Effective Date to license on the terms contemplated hereunder (e.g., because it has granted exclusive rights to a Third Party), then the license granted under this Section 2.3 with respect to such Licensed Technology shall be limited to the extent of Licensor’s or its Subsidiary’s rights to grant such license.

Section 2.4                                    No Obligation to Provide Maintenance and Support. For clarity, the Parties acknowledge that, unless otherwise agreed between the Parties in writing, neither Party nor its Subsidiaries shall have any obligation hereunder to provide the other Party with any training, support, maintenance or other services or assistance with respect to such other Party’s use of the Licensed Technology pursuant to Section 2.3, or to provide the other Party or its Subsidiaries with any bug fixes, error corrections, updates and upgrades (including improvements) with respect to such Licensed Technology, whether developed prior to or after the Effective Date.

Section 2.5                                    Grant of Trademark License.

(a)                                 Each of Alibaba and Purchaser (on behalf of itself and its respective Subsidiaries), as Licensor, hereby grants to the other Party, as Licensee, a royalty-free, fully paid-up, non-exclusive, non-transferable (subject to Article X) right and license, subject to Article VI, to use, reproduce and display the Alibaba Licensed Trademarks or Purchaser Licensed Trademarks, as applicable, solely in connection with joint promotional and marketing campaigns mutually agreed in advance between the Parties (each, a “Joint Marketing Campaign”). In connection with each Joint Marketing Campaign, the Parties shall mutually agree in writing prior to the commencement thereof as to (i) those jurisdictions where the Joint Marketing Campaign will be conducted, (ii) the products and services that are the subject of the applicable Joint Marketing Campaign, (iii) the term of such Joint Marketing Campaign, and (iv) other details thereof as may be reasonably requested by either Party. The Parties acknowledge and agree that neither Party shall be required to license any of its Licensed Trademarks to the other Party for use in any jurisdiction where such Licensed Trademarks are not registered, in connection with any goods or services not covered by the existing registration for any such Licensed Trademark, or where such use is restricted by applicable Law. Upon the Licensee’s request in connection with any proposed Joint Marketing Campaign, the Licensor shall provide the Licensee with reasonable information regarding the jurisdictions where, and classes of goods and services for which, any relevant Licensed Trademark is registered. The license set forth in this Section 2.5 shall in each case include the right of the Licensee to grant sublicenses only as provided in Section 2.7 and Section 2.8. Notwithstanding anything to the contrary set forth in this Agreement, if, as of the Effective Date, a Party as Licensor (or its Subsidiary) owns Licensed Trademarks which it does not have the right as of the Effective Date to license on the terms contemplated hereunder (e.g., because it has granted exclusive rights to a Third Party), then the license granted under this Section 2.5 with respect to such Licensed Trademarks shall be limited to the extent of Licensor’s or its Subsidiary’s rights to grant such license.

(b)                                 The Licensee shall ensure that its and its Subsidiaries’ use, reproduction and display of the Licensed Trademarks at all times complies with Licensor’s then-current trademark guidelines (including usage, design and/or quality guidelines) as communicated to Licensee from time to time, as such guidelines may be revised by Licensor from time to time during the Term. The Licensee shall display applicable symbols (including the ® symbol for registered Trademarks) and notices clearly in connection with all uses of the Licensed Trademarks and in a manner sufficient to indicate the Licensed Trademarks’ trademark status and the Licensor’s ownership thereof in accordance with the applicable trademark guidelines. All right, title and interest in and to the Licensed Trademarks, and the goodwill associated therewith are and shall remain the exclusive property of Licensor, and all goodwill arising from Licensee’s use (including use by its Subsidiaries) of the Licensed Trademarks shall inure to the sole benefit of Licensor or its Subsidiary (if the Subsidiary owns the Licensed Trademark).

(c)                                  Licensee shall submit to Licensor for its review and approval all promotional, marketing or similar materials, and any other proposed uses of the Licensed Trademarks, in connection with which Licensee proposes using or displaying any Licensed Trademarks. Following its receipt of such proposed uses from Licensee, Licensor shall review and provide comments regarding such materials and uses, and subsequently approve or decline to approve the same. The Licensee may publish, distribute and otherwise make use of the Licensed Trademarks only in connection with such materials and uses, and solely in the manner and for the purpose, which Licensor has approved in writing in advance. For clarity, Licensor shall have no obligation to approve any use of its Licensed Trademarks by Licensee outside of the scope of the agreed Joint Marketing Campaign.

(d)                                 Licensee shall not, shall cause its Subsidiaries (including any Sublicensed Subsidiaries and Sublicensed Minority Affiliates) not to, and shall not permit or authorize any Third Party to: (a) use, reproduce or display any Licensed Trademark to identify or market any product or service other than those to which the applicable, agreed Joint Marketing Campaign expressly pertains; (b) use any Licensed Trademark in combination with any other name or Trademark in a manner that creates a combination or composite Trademark; (c) modify the appearance or content of any Licensed Trademark; (d) contest the validity of the Licensed Trademarks; (e) challenge Licensor’s ownership of the Licensed Trademarks or registration thereof; (f) attempt to register any Licensed Trademark or any Trademark confusingly similar to any Licensed Trademark as a Trademark; or (g) establish any entity name, Internet Domain Name, social media account or any similar asset incorporating any Licensed Trademark, unless approved in writing in advance by Licensor.

(e)                                  Licensee shall, and shall cause its Sublicensed Subsidiaries and Sublicensed Minority Affiliates to, comply with all applicable Laws relating to or otherwise concerning (i) the use of Licensed Trademarks or (ii) the marketing, promoting, advertising, distributing, leasing or selling of any products or services in connection with any Joint Marketing Campaign, including all applicable import and export restrictions.

Section 2.6                                    Rights Requiring Third-Party Consents or Payments.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, if (i) either Party (as the Licensor) or any of its Subsidiaries has any rights in or to any Patents or Technology that would be included within the Licensed Patents or Licensed Technology licensed under this Agreement as of the Effective Date but for the fact that granting such a license would require such Party or Subsidiary to obtain the consent of any Third Party and (ii) Licensor is aware of such required consent or, following Licensee’s reasonable request to Licensor to confirm if any consent is required, Licensor becomes aware of such required consent, then the Licensor shall notify Licensee of such required consent. Thereafter, if Licensee requests that Licensor attempt to obtain such Third Party’s consent to license the applicable Patents or Technology, Licensor will use commercially reasonable efforts to obtain a consent from the applicable Third Party to sublicense the applicable Patents or Technology to Licensee on the same terms (including as to the scope of rights) as Licensor’s rights to such Patents or Technology; provided, however, that nothing hereunder shall require Licensor to obtain (or attempt to obtain) any consent from a Third Party if Licensor believes it may damage its relationship with such Third Party or where Licensor reasonably believes that such consent will not be granted. Without limiting the foregoing, with respect to any Patents or Technology requiring the consent of a Third Party, Licensor may attempt to obtain a consent to sublicense rights to such Patents or Technology to Licensee subject to the terms of Section 2.1 or Section 2.2, as applicable, with respect to such Patents, or Section 2.3 with respect to such Technology, or, if such consent cannot be obtained, to sublicense such Technology to Licensee under narrower or more restrictive terms than such Third Party has granted to Licensor (e.g., for a shorter term, subject to additional license restrictions, etc.). For clarity, unless and until any such consent is obtained, the applicable Third Party Patents or Technology shall not constitute a Licensed Patent or Licensed Technology for purposes of this Agreement and, if any consent obtained by Licensor from a Third Party only permits the applicable Technology to be sublicensed to Licensee under narrower or more restrictive terms, such Technology shall constitute Licensed Technology only to the extent permitted by the applicable consent (the scope of which shall be communicated by Licensor to Licensee).

(b)                                 Notwithstanding anything to the contrary contained in this Agreement and without limitation to Section 2.6(a), if, following the Effective Date, either Party (as Licensor) or any of its Subsidiaries enters negotiations to obtain a license under Patents or Technology from a Third Party, such Party shall use commercially reasonable efforts to obtain from the applicable Third Party such rights as is necessary to either (i) include the other Party as a licensee within the grant of the rights obtained for such Third Party or (ii) obtain the right to sublicense to the other Party and its Subsidiaries such rights in the applicable Patents or Technology, in each case on the same terms (including as to the scope of the rights) as Licensor’s rights to such Patents or Technology and subject to terms substantially consistent with those set forth in this Agreement. Without limiting the foregoing, with respect to any Patents or Technology requiring the consent of a Third Party, Licensor may attempt to (A) obtain a consent to include Licensee as a direct licensee of such Third Party or obtain rights to sublicense such Patents or Technology to Licensee, in each case, subject to the terms of Section 2.1 or Section 2.2, as applicable, with respect to such Patents, or Section 2.3 with respect to Technology or (B) if such consent cannot be obtained, to obtain consent to include Licensee as a direct licensee of such Third Party or obtain rights to sublicense such Patents or Technology to Licensee, in each case, under narrower or more restrictive terms than such Third Party has granted to Licensor (e.g., for a shorter term, subject to additional license restrictions, etc.). For clarity, if such Party is unable to include the other Party (or its Subsidiaries) within the scope of such license rights obtained from a Third Party or is unable to obtain the rights to sublicense to the other Party the rights to use or exploit the applicable Patents and/or Technology, then the applicable Third Party Patents and/or Technology shall not be included within the scope of Licensed Patents or Licensed Technology, as applicable, licensed to the other Party pursuant to this Agreement and, if any consent obtained by Licensor from a Third Party only permits the applicable Patents or Technology to be licensed by a Third Party to licensee or sublicensed by Licensor to Licensee under narrower or more restrictive terms, such Patents shall constitute Licensed Patents or such Technology shall constitute Licensed Technology, as applicable, only to the extent permitted by the applicable consent (the scope of which shall be communicated by Licensor to Licensee).

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, and without limitation to Section 2.6(a), if either Party (as the Licensor) or any of its Subsidiaries has as of the Effective Date, or obtains following the Effective Date, any rights in or to a Patent or Technology that would be included within the Patents or Technology licensed under this Agreement but for the fact that (i) granting such a license would require such Party or Subsidiary to make payments (including of royalties or other compensation) on or after the Effective Date to any Third Party (other than former Subsidiaries or an inventor who is or was an employee or contractor, or a Person employing or contracting with a contractor, retained by such Licensor or its Subsidiaries) (a “License Payment”), or (ii) if the exercise of any rights under such Patents or Technology would require a License Payment under any preexisting agreement relating to such Patents or Technology, then, in the case of (i) and (ii), subject to Licensor’s confidentiality and other contractual obligations owed to Third Parties, the Licensor shall notify the Licensee of the nature and amount (or pricing structure) of such License Payment, and such Patents or Technology shall be included within the Licensed Patents or Licensed Technology, as applicable, only if the Licensee agrees to reimburse (and only for as long as the Licensee continues to reimburse) the Licensor or its applicable Subsidiary for all such License Payments.

Section 2.7                                    Right to Grant Sublicenses to Subsidiaries. The licenses granted in Sections 2.1, 2.2, 2.3 and 2.5 in each case include the right of the Licensee to grant sublicenses to one or more of its Subsidiaries (each a “Sublicensed Subsidiary”), only for so long as they remain a Subsidiary; provided that these rights of sublicense exclude the right to grant a sublicense to any future Subsidiary acquired by the Licensee that is a Competing New Business within the prohibitions of Section 10.3. Any sublicense granted to a Sublicensed Subsidiary shall automatically terminate if and when the Sublicensed Subsidiary ceases to be a Subsidiary. The Parties acknowledge and agree that no written intra-corporate agreements or other formalities are required for the granting of such sublicenses to Sublicensed Subsidiaries, provided that: (a) such entities meet the requirements for Subsidiaries set forth in this Agreement and are bound by this Agreement in accordance with the foregoing; (b) the Licensor shall be a third party beneficiary with respect to any rights sublicensed by a Licensee to its Subsidiary (and, if a written agreement governing such sublicense is entered into by Licensee and the Sublicensed Subsidiary, such agreement shall expressly identify Licensor as a third party beneficiary thereunder), and shall have the right to independently enforce the terms of the applicable sublicense with regard to any Licensed Patent, Licensed Trademark or Licensed Technology against the Sublicensed Subsidiary as if Licensor were directly granting a license to such Subsidiary (and Licensee shall take all actions requested by Licensor to enforce the terms of this Agreement as against any Sublicensed Subsidiary to give Licensor such rights as if it were a third party beneficiary thereof); and (c) the Sublicensed Subsidiaries are informed of the terms and conditions of this Agreement, including all restrictions on the use of the Licensed Patents, Licensed Trademarks and Licensed Technology (as applicable) set forth herein and the fact that Licensor shall be a third party beneficiary with the right to directly enforce the terms of this Agreement against such Sublicensed Subsidiary.

Section 2.8                                    Right to Grant Sublicenses to Minority Affiliates. Subject to this Section 2.8, the licenses granted in Sections 2.1, 2.2, 2.3 and 2.5 in each case include the right of Licensee to grant sublicenses to Persons (other than a Subsidiary of the Licensee) in which the Licensee either:

(a)                                 Beneficially Owns, directly or indirectly, share capital or other equity interests representing at least:

(i)                                     thirty-three and four-tenths percent (33.4%), or

(ii)                                  twenty-five percent (25%), provided that such equity is acquired by Licensee in connection with entering into a strategic cooperation agreement with such Person,

but (in either case) no more than fifty percent (50%), of the outstanding voting stock or other equity interests; or

(b)                                 holds the rights to economic interests of such Person representing more than:

(i)                                     thirty-three and four-tenths percent (33.4%), or

(ii)                                  twenty-five percent (25%), provided that such rights are acquired by Licensee if in connection with entering into a strategic cooperation agreement with such Person, but (in either case) no more than fifty percent (50%), of such Person’s total economic interests;

(each, a “Minority Affiliate”); provided that (x) these rights of sublicense exclude the right to grant a sublicense to any Minority Affiliate that is a Competing New Business within the prohibitions of Section 10.3, and (y) subject to this Section 2.8, any such sublicense under the Licensed Patents or Licensed Technology shall be granted under the same agreement and subject to the same terms (including as to duration, scope, license restrictions, obligations to assign or license back to Licensee any improvements or modifications, etc.) as, and in effect only for as long as, Licensee licenses its own material Patents and/or Technology to the applicable Minority Affiliate. Any sublicenses granted by Licensee to a Minority Affiliate shall remain in effect only for so long as the applicable Person remains a Minority Affiliate. The Parties acknowledge and agree that any sublicense of rights by Licensee to a Minority Affiliate (each a “Sublicensed Minority Affiliate”) shall be subject to the execution of an enforceable, written agreement between Licensee and the Sublicensed Minority Affiliate that: (A) expressly provides for Licensor’s ownership of all right, title and interest (including all Intellectual Property Rights) in and to the Licensed Patents, Licensed Trademarks and Licensed Technology, as applicable; (B) does not contain terms that are inconsistent with those set forth in this Agreement and are at least as protective of Licensor’s rights in, and confidentiality with respect to, the Licensed Patents, Licensed Trademarks and Licensed Technology, as applicable, as those contained in this Agreement; (C) contains termination rights consistent with those set forth in this Agreement; (D) identifies Licensor as an intended third party beneficiary of such agreement and grants Licensor the right to enforce any and all obligations of the Sublicensed Minority Affiliate under such agreement to the same extent as if Licensor was a party to such agreement (and Licensee agrees to take all actions requested by Licensor to enforce the terms of such agreement as against any Sublicensed Minority Affiliate); and (E) if and to the extent required by Licensor hereunder prior to entering into any such sublicense agreement, provides for the assignment or license to Licensee and/or Licensor of any improvements to the sublicensed Licensed Technology authored, invented or developed by the Sublicensed Minority Affiliate in exercising its license rights thereunder (each, a “Sublicense Agreement”). Licensee shall provide Licensor with an executed copy of each Sublicense Agreement entered into by Licensee pursuant to this Section 2.8.

Section 2.9                                    Further Obligations in Respect of Sublicensees. Each Party shall take all reasonable actions that are necessary to cause each of its Sublicensed Subsidiaries and Sublicensed Minority Affiliates to comply with the terms and conditions of this Agreement and, in the case of a Sublicensed Minority Affiliate, the applicable Sublicense Agreement. If either Party becomes aware of any non-compliance of any Sublicensed Subsidiary or Sublicensed Minority Affiliate with the terms of this Agreement or Sublicense Agreement, as applicable, or any other unlicensed use by a Sublicensed Subsidiary or Sublicensed Minority Affiliate of any Licensed Patent, Licensed Trademark or Licensed Technology, as applicable, such Party shall promptly notify the other Party and take all necessary actions to either cause such Sublicensed Subsidiary or Sublicensed Minority Affiliate to cure such breach within thirty (30) days. If such Sublicensed Subsidiary or Sublicensed Minority Affiliate does not fully cure such breach within such thirty (30)-day period, Licensee shall, upon request of the Licensor, terminate the applicable grant of the sublicense rights and/or Sublicense Agreement, and cause such Sublicensed Subsidiary or Sublicensed Minority Affiliate to cease exercising any such sublicense rights. Each Party shall be liable for any non-compliance with the terms of this Agreement and Sublicense Agreement, as applicable, by its Sublicensed Subsidiaries and Sublicensed Minority Affiliates, and all acts or omissions of a Party’s Sublicensed Subsidiaries and Sublicensed Minority Affiliates shall be deemed the acts or omissions of such Party for purposes of this Agreement.

Section 2.10                             No Other Licenses or Rights. Except as otherwise expressly provided herein, nothing in this Agreement shall be deemed to grant, directly or by implication,

estoppel or otherwise, any right, license or covenant from the Licensor or its Subsidiaries, including but not limited to any license or rights under Patents, Trade Secrets, know-how, Copyrights, or other Intellectual Property Rights of a Licensor. All rights not expressly granted by a Licensor hereunder are reserved and retained by the Licensor.

ARTICLE III

RELEASES AND IMMUNITIES

Section 3.1                                    Release of Purchaser and Its Subsidiaries. Alibaba, on behalf of itself, its Subsidiaries, and its and their successors and assigns, fully and forever releases and discharges Purchaser and each of its Subsidiaries and their respective officers, directors, employees, agents, predecessors, successors and assigns, from any known or unknown, suspected and unsuspected, disclosed and undisclosed, accrued and unaccrued, claims or liability for Infringement or alleged Infringement of the Alibaba Licensed Patents prior to the Effective Date by products or services that would have (if used, sold, offered for sale, leased, distributed, or otherwise disposed of after the Effective Date) constituted Purchaser Licensed Products and Services.

Section 3.2                                    Release of Alibaba and Its Subsidiaries. Purchaser, on behalf of itself, its Subsidiaries and any transferees, and its and their successors and assigns, fully and forever releases and discharges Alibaba and each of its Subsidiaries and their respective officers, directors, employees, agents, predecessors, successors and assigns, from any known or unknown, suspected and unsuspected, disclosed and undisclosed, accrued and unaccrued, claims or liability for Infringement or alleged Infringement of the Purchaser Licensed Patents prior to the Effective Date by products or services that would have (if used, sold, offered for sale, leased, distributed, or otherwise disposed of after the Effective Date) constituted Alibaba Licensed Products and Services.

Section 3.3                                    Application of Immunity. The license by each Party (as Licensor) to the other Party (as Licensee) as set forth in Sections 2.1 and 2.2 shall constitute a grant of immunity against, and each Party (as Licensor) hereby covenants not to bring, or to assist or finance any Third Party in bringing, any claim or action for Infringement (whether direct or contributory infringement, inducement to infringe, or otherwise) of either Party’s Licensed Patents against the Licensee, the Licensee’s Sublicensed Subsidiaries, and its and their resellers, distributors and customers, provided that the immunity shall apply only with respect to Alibaba Licensed Products and Services, in the case of Alibaba, and Purchaser Licensed Products and Services, in the case of Purchaser, directly or indirectly sold or otherwise commercialized by the Licensee or any of its authorized Sublicensed Subsidiaries or Sublicensed Minority Affiliates. The immunities and covenants set forth in this Section 3.3 shall apply to and be binding on any permitted assignees, licensees or other transferees of either Party’s Licensed Patents subject to Section 2.7, Section 2.8 and Article X. To the extent that such immunities and covenants may not automatically be binding upon any such assignees, licensees or other transferees, the assigning Party shall cause such immunities and covenants to be so binding and shall indemnify and hold harmless the other Party from and against all damages, costs and other liabilities (including reasonable attorneys’ fees and expenses) incurred by such Party and its Subsidiaries that result from or relate to any failure to cause such immunities and covenants to be so binding.

ARTICLE IV

APPLICATION OF AGREEMENT

Section 4.1                                    Effect of Agreement on Subsidiaries.

(a)                                 Each of Alibaba and Purchaser (as Licensor) acknowledges and agrees that the licenses, immunities and covenants set forth in Article II and Article III shall automatically be binding on all of such Party’s (as Licensor) Subsidiaries, such that all such Subsidiaries of the Licensor have granted and will grant to the other Party (as Licensee) licenses and immunities of the scope contemplated by this Agreement under all Patents of such Subsidiaries that constitute Licensed Patents, all Technology of such Subsidiaries that constitutes Licensed Technology, and all Trademarks of such Subsidiaries that constitute Licensed Trademarks.

(b)                                 To the extent that this Agreement is not automatically binding on any such Subsidiaries, each Party (as Licensor) shall (i) cause its Subsidiaries to grant licenses and immunities of the scope contemplated by this Agreement with respect to their Patents that constitute Licensed Patents, their Technology that constitutes Licensed Technology, and their Trademarks that constitute Licensed Trademarks, and to be bound by the terms and conditions of this Agreement applicable to Subsidiaries, to the same extent as if such Subsidiaries were parties hereto and (ii) indemnify and hold harmless the other Party (as Licensee) against all damages, costs and other liabilities (including reasonable attorneys’ fees and expenses) incurred by the Licensee and its Sublicensed Subsidiaries that result from or relate to any failure to cause the granting of any licenses and immunities of the scope contemplated by this Agreement with respect to any such Patents, Technology or Trademarks.

Section 4.2                                    Obligation of the Parties Regarding Subsidiaries. Each Party shall require its respective Subsidiaries to fulfill each such Subsidiary’s duties and comply with its obligations under this Agreement, including having its Subsidiaries that own Licensed Patents, Licensed Technology or Licensed Trademarks consent in writing to the grant of licenses and immunities under such Licensed Patents, Licensed Technology or Licensed Trademarks that are set forth herein to the extent necessary to fully effectuate such grant. Any act or failure to act or to grant any necessary consent by any Subsidiary of either Party shall be deemed an act or failure to act of such Party, and any failure of a Party’s Subsidiaries to perform any obligation, duty or responsibility or to grant any necessary consent set forth in this Agreement, or to take or fail to take any action in accordance with this Agreement, shall be deemed a breach of this Agreement by such Party.

Section 4.3                                    Coordination under Agreement. Within thirty (30) days of the Effective Date, each Party shall internally appoint and notify the other Party of one or more individuals with requisite knowledge and skill who shall be responsible for managing issues under this Agreement on its behalf, including communications regarding the subject matter hereof and addressing any disputes that may arise under this Agreement (the “IP Coordinator”). Each Party shall maintain an IP Coordinator during the Term, and may change such IP Coordinator at any time upon written notice to the other Party. During the Term, the Parties will also discuss in good faith the creation of more formal policies and procedures (including the formation of one or more committees) for purposes of facilitating coordination and cooperation contemplated by this Agreement, managing issues or disputes that may arise during the Term, or otherwise facilitating each Party’s performance of its obligations hereunder. Notwithstanding the foregoing, all disputes arising out of or in connection with this Agreement shall initially be addressed to the chief legal officer or head of intellectual property of such Party, as opposed to the IP Coordinator (if constituting different persons) in accordance with Section 12.1(a).

ARTICLE V

INTELLECTUAL PROPERTY COOPERATION

Section 5.1                                    Patent Prosecution; Maintenance.

(a)                                 Each Party, as Licensor, shall have the sole right and authority to determine whether (and in what jurisdictions) to seek Patent protection for any Technology owned by such Party or its Subsidiaries, and to prepare, file, prosecute and maintain its Licensed Patents on a worldwide basis. As used herein, “prosecution” of Patents shall include all communication and other interaction with any patent office or patent authority having jurisdiction over a patent application in connection with pre-grant proceedings. Without limiting the foregoing, the Parties agree to keep the other Party reasonably informed of and discuss their respective Patent prosecution strategies in general with the other Party on a periodic basis during the Term, with the scope of frequency of such discussions as mutually agreed by the IP Coordinators and subject to confidentiality and other contractual obligations owed to Third Parties. Where such strategies are discussed, each Party agrees to consider in good faith the other Party’s views in connection with its prosecution decisions, provided that each Party shall be entitled to make its prosecution decisions in its discretion. Each Party shall treat the existence of such discussions, and any nonpublic information provided by the other Party in such discussions, as the Confidential Information of the other Party; provided, however, that this obligation shall not limit the Licensor’s use of such information for purposes of prosecuting the Patents that are the subject of such discussions.

(b)                                 If either Party, as Licensor, determines to abandon any Patent included within its Licensed Patents, it shall provide reasonable prior written notice thereof to the Licensee. If, within thirty (30) days of receiving any such notice, the Licensee notifies the Licensor that it wishes to prosecute or maintain such Patent at its own expense, then Licensee shall thereafter pay all issuance, maintenance and similar fees (if any) then due in respect of Patent. Promptly following such payment, the Licensor shall assign such Patent to the Licensee (and will continue to prosecute and maintain such Patent at the Licensee’s direction and cost until such assignment becomes effective). Upon such assignment, the Patent shall be deemed a Licensed Patent of the assignee Party and licensed back to the original Licensor pursuant to Section 2.1 or 2.2, as applicable.

Section 5.2                                    Infringement Claim Defense.

(a)                                 If either Party (or any of its respective Subsidiaries) (a “Defending Party”) receives a written notice from a Third Party threatening to initiate a legal action or proceeding, or demanding such Party cease and desist from certain actions, and alleging (i) that the Defending

Party is Infringing any Patent owned by such Third Party (a “Patent Infringement Claim”) or (ii) that the Defending Party’s use of the other Party’s (or its Subsidiary’s) Licensed Technology Infringes such Third Party’s non-Patent Intellectual Property Rights (a “Non-Patent Infringement Claim” and, together with Patent Infringement Claims, “Infringement Claims”), then the Parties shall promptly thereafter discuss the applicable written notice.

(b)                                 With respect to any Infringement Claim by a Third Party alleging any Infringement by both Parties (or any of their respective Subsidiaries), or for which a Party not yet alleged against reasonably believes that it or any of its Subsidiaries will likely be named as a defendant in any resultant action or proceeding (each, a “Joint Claim”):

(i)                                     The Parties may agree to jointly retain outside counsel to defend both of the Parties against the Joint Claim, and will cooperate in the defense and settlement of such Joint Claim.

(ii)                                  Either Party may, at any time, elect to be represented by separate counsel with respect to the Joint Claim, in which case each Party shall instruct its counsel to communicate with the other Party’s counsel under the terms of a Common-Interest Agreement in order to seek to preserve privilege and allow for ongoing coordination of defense.

(iii)                               Each Party shall at all times have the right to settle the Joint Claim in its own name (or the name of its applicable Subsidiary) in its sole discretion.

(iv)                              Unless otherwise agreed by the Parties in writing, (A) the Parties shall share equally in the costs of joint counsel incurred by the Parties in connection with the defense of the Joint Claim, and (B) each Party shall be responsible for all costs of its own separate counsel incurred in connection with the defense of the Joint Claim.

(c)                                  With respect to any Infringement Claim by a Third Party alleging any Infringement by only one Party or its Subsidiary, for clarity excluding Joint Claims (each, a “Single-Party Claim”):

(i)                                     The Defending Party shall solely control the defense and settlement of the Single-Party Claim, and may select counsel of its choosing, but shall keep the other Party reasonably informed of the status of such defense and settlement in a manner consistent with and pursuant to the terms of any applicable Common-Interest Agreement. Upon request of the other Party, the Defending Party shall reasonably consult with the other Party and consider in good faith any suggestions or comments such other Party may have.

(ii)                                  With respect to a Single-Party Claim constituting a Patent Infringement Claim, where the non-Defending Party or its Subsidiary owns one or more Licensed Patents that either Party believes (acting in good faith) could reasonably be asserted by the Defending Party in a defensive capacity against the Third Party asserting the applicable Single-Party Claim, then, upon the Defending Party’s request, the non-Defending Party shall transfer to the Defending Party such Licensed Patent(s) under terms and conditions consistent with this Agreement and agreed by the Parties in good faith. The Parties agree that such terms and conditions shall include consideration to be paid by the Defending Party for the transfer of such Licensed Patent(s) (including the costs of transferring the same) and the non-Defending Party’s right to reacquire such Licensed Patent(s) from the Defending Party. The Parties shall cooperate in good faith to ensure that the non-Defending Party will transfer only those Licensed Patents that are reasonably necessary for providing the Defending Party with material leverage in connection with defending the applicable Single-Party Claim and otherwise take into consideration any concerns or considerations raised by the non-Defending Party with respect to the transfer thereof. For clarity, any Patent(s) transferred under this Section 5.2(c)(ii) shall be deemed a Licensed Patent (with the Defending Party as Licensor) for the duration of the time the Defending Party owns such Patent(s). The Parties shall discuss in good faith and cooperate with respect to all such defensive Patent transfers.

(iii)                               Following abandonment, settlement or other resolution of a Single-Party Claim constituting a Patent Infringement Claim, at the non-Defending Party’s request and in consideration for the payment by the Defending Party of the same amount, if any, as the Defending Party paid the non-Defending Party for the transfer of the applicable Licensed Patent(s) pursuant to Section 5.2(c)(ii) as well as reimbursement for the costs of transferring the same, the Defending Party shall transfer back to the non-Defending Party any such Licensed Patent(s) transferred under Section 5.2(c)(ii).

(iv)                              If, in connection with any such Single-Party Claim constituting a Patent Infringement Claim where the non-Defending Party transfers to the Defending Party Licensed Patent(s) pursuant to Section 5.2(c)(ii) for defensive purposes and the Defending Party requests that the non-Defending Party join as a party to the Single-Party Claim (e.g., to avoid a challenge by the Third Party plaintiff (or counterclaim-defendant) to standing on the basis that the Defending Party does not own or possess all of the rights in the applicable Patents), the non-Defending Party shall join as a party provided that the Defending Party shall reimburse the non-Defending Party for all cost and expenses incurred in connection with its participation in such Single-Party Claim. In the event that the non-Defending Party joins such Single-Party Claim as a party, the non-Defending Party may use the Defending Party’s counsel or may engage its own counsel as determined in its discretion.

Section 5.3                                    Intellectual Property Enforcement.

(a)                                 Each Party, as Licensee, shall promptly notify the Licensor in writing if it suspects, or otherwise becomes aware of, any Infringement of the Licensor’s Intellectual Property Rights by any Third Party.

(b)                                 Each Party (the “Enforcing Party”) shall have the sole and exclusive right, but not the obligation, to bring an action against any Third Party for the Infringement of its Intellectual Property Rights. The other Party shall provide the Enforcing Party with reasonable assistance in connection with any such action, at the Enforcing Party’s reasonable request and expense, including assistance in gathering and sharing relevant documentation or information demonstrating such Infringement. In addition, the non-Enforcing Party will agree to join any such action as a plaintiff if required under applicable Law in order to assert or litigate such action and where the applicable Third Party is also Infringing the non-Enforcing Party’s Intellectual Property Rights; provided that the non-Enforcing Party shall not be obligated to join any such action if the non-Enforcing Party reasonably determines that joining such action would be expected to result in disproportionate adverse effects to the non-Enforcing Party’s rights or interests (including on the non-Enforcing Party’s business, operations or reputation) as compared to the benefits to Parties’ collective rights or interests. The Enforcing Party shall keep the other Party reasonably informed (as appropriate given the degree of cooperation requested and provided) of the status and progress of such enforcement efforts. Unless otherwise mutually agreed by the Parties in writing, the Enforcing Party shall pay all legal fees and expenses incurred by either Party in connection with their respective performance under this Section 5.3(b).

(c)                                  If (i) the Parties mutually agree to a cost-sharing allocation with respect to legal fees and other enforcement costs pursuant to Section 5.3(b), and (ii) the Enforcing Party recovers any monetary damages from any Third Party in connection with any action commenced under this Section 5.3, or any royalties or other fees from an agreement with a Third Party arising out of its enforcement under this Section 5.3, then such monetary recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in connection with such action or enforcement, according to the applicable allocation of expenses mutually agreed by the Parties pursuant to Section 5.3(b). Any remaining amounts shall retained by the Enforcing Party.

Section 5.4                                    Patent Advocacy. Without limiting Section 5.1(a), Section 5.2 or Section 5.3, during the Term, the IP Coordinators or other mutually agreed representatives of the Parties will meet periodically to discuss issues regarding each Party’s respective public positions regarding its Patent portfolio and its Patent policies generally. In connection with such discussions, the Parties will also discuss if and how to coordinate with regard to such public statements and public positions regarding each of their respective Patent portfolios and with regard to Patent policy generally.

Section 5.5                                    Third-Party Co-Development. The Parties will on a periodic basis as determined by the IP Coordinators, discuss and coordinate regarding Technology co-development projects with Third Parties, including with respect to Intellectual Property Right ownership policies for any Intellectual Property Rights developed in connection with such projects.

Section 5.6                                    Patent Right of First Offer. Before a Party (as Licensor) or its Subsidiary actively solicits Third Party interest in any transaction, or enters into a bona fide discussion regarding the definitive terms and conditions of any transaction, the primary purpose of which is the sale or transfer of Licensed Patents, substantially on a stand-alone basis, for cash (i.e., excluding any sale or transfer of Licensed Patents in connection with the purchase or sale of equities, businesses or other assets, a merger, in connection with the formation of a joint venture or spin-off, or similar corporate transactions), the Licensor shall promptly notify the Licensee. The Licensor’s notice shall identify the specific Licensed Patents that would be the subject of such sale or transfer, but need not specify the identity of a prospective purchaser (if any), nor the details (if any) of the prospective sale or transfer. Upon receipt of such notice, the Licensee will have ten (10) days (the “ROFO Notice Period”) to notify the Licensor if it is interested in exercising its right of first offer with respect to any or all of the designated Licensed Patents. If the Licensee so notifies the Licensor during such period, then the Parties will negotiate with one another in good faith exclusively for a period of sixty (60) days (the “ROFO Negotiation Period”) regarding the terms and conditions pursuant to which Licensee would acquire such Licensed Patents, and the Licensor will not negotiate with any Third Party for the sale or transfer of such Licensed Patents during the ROFO Negotiation Period. If the Licensee does not notify the Licensor that it is exercising its right of first offer during the ROFO Notice Period, or if the Licensee provides such notice during ROFO Notice Period but the Parties fail to agree on the terms of a sale or transfer of the applicable Licensed Patents during the ROFO Negotiation Period, then for the period of sixty (60) days after the end of the ROFO Notice Period or ROFO Negotiation Period, as the case may be, the Licensor shall be free to negotiate with Third Parties to sell or transfer such Licensed Patents to a Third Party, but only on terms and conditions (including price) that, in the aggregate, are more favorable to the Licensor than those offered by the Licensee for the transfer of such Licensed Patent(s). For clarity, if Licensor does not enter into a definitive agreement providing for the sale or transfer of such Licensed Patent(s) to a Third Party within such sixty (60)-day period, the provisions of this Section 5.6 shall reapply with respect to any transfers of any such Licensed Patent(s).

Section 5.7                                    Patent Acquisitions.

(a)                                 Subject to any confidentiality, non-disclosure or similar obligations either Party may owe to a Third Party, the Parties shall discuss and, if mutually agreed, collaborate on strategic Patent acquisitions. In connection with the foregoing, during the Term hereof, each Party shall maintain an internally-staffed group of employees or advisors as each Party determines as reasonable in its discretion for purposes of collaborating with the other Party with respect to such Patent acquisitions.

(b)                                 If a Party (or its Subsidiary) is offered an opportunity to acquire Patent(s) from a Third Party but elects not to do so, it shall (subject to any confidentiality, non-disclosure or similar obligations either Party may owe to a Third Party) share the opportunity with the other Party and reasonably facilitate (through introductions, diligence sharing, etc.) the other Party’s (or its Subsidiary’s) efforts to acquire the Patent(s), at such other Party’s expense.

Section 5.8                                    Common-Interest Agreement. The Parties will, promptly following the Effective Date and thereafter from time to time as mutually agreed during the Term, enter into one or more common-interest agreements (each, a “Common-Interest Agreement”) in order to seek to protect the confidentiality and privilege of information and materials exchanged between the Parties with respect to the subject matter of this Article V.

ARTICLE VI

TERM AND TERMINATION

Section 6.1                                    Term. This Agreement shall be effective on the Effective Date and shall remain in full force and effect until August 11, 2064 unless earlier terminated pursuant to Section 6.2 (the “Term”).

Section 6.2                                    Termination.

(a)                                 In the event that:

(i)                                     Section 9.9 of the Transaction Agreement is terminated, invalidated or otherwise held unenforceable by a court of law for any reason, and within sixty (60) days following such termination, invalidation or holding of unenforceability the Parties have neither agreed to an amendment of Section 9.9 of the Transaction Agreement, nor referred the matter to arbitration (each as contemplated by Section 12.10 of the Transaction Agreement); or

(ii)                                  Section 9.9 of the Transaction Agreement is amended for any other reason (whether due to a termination, invalidation, holding of unenforceability, or for any other reason), including as the result of any arbitration conducted pursuant to Section 12.10 of the Transaction Agreement, and such amendment materially changes the scope of the restrictions imposed on each Party’s operation of its respective business thereunder (e.g., to permit Alibaba or Purchaser, as applicable, to materially engage in the commercialization of any products or services that are not Alibaba Licensed Products and Services or Purchaser Licensed Products and Services, respectively);

then the Parties will promptly meet and discuss in good faith any necessary amendments to this Agreement that, in either Party’s reasonable discretion, are necessary to preserve for each Party the balance of their respective rights and obligations under this Agreement as of the Effective Date. If the Parties are unable to mutually agree as to a written amendment to this Agreement within sixty (60) days following the commencement of such discussions, a Change of Control of each Party shall be deemed to have occurred (with the termination date of such amendment, termination, termination, invalidation or unenforceability of Section 9.9 of the Transaction Agreement constituting the Cutoff Date), and each Party’s licenses and other rights thereafter shall be subject to the terms and conditions of Section 10.2.

(b)                                 Either Party (as Licensor) may terminate this Agreement as a whole, or may terminate any of the licenses under the Licensed Patents, Licensed Trademarks, or Licensed Technology granted by it to the Licensee, upon written notice to the Licensee, in the event that the Licensee becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, or becomes subject to any Proceeding under any bankruptcy or insolvency law, whether domestic or foreign, or ceases doing business or liquidates, voluntarily or otherwise. In the event that any of the preceding events occurs, the Licensee will immediately notify the Licensor in writing of its occurrence.

(c)                                  Either Party (as Licensor) may terminate any of the licenses under the Licensed Patents, Licensed Trademarks, or Licensed Technology granted by it to the Licensee, upon written notice to the Licensee, in the event that the Licensee materially breaches any of the terms of this Agreement regarding its use or practice of the Licensed Patents, Licensed Trademarks or Licensed Technology, as applicable, and fails to cure such material breach within sixty (60) days of receiving written notice thereof from the non-breaching Party.

Section 6.3                                    Effect of Termination. If this Agreement is terminated pursuant to Section 6.2(a), then all of the licenses granted by each Party to the other Party shall terminate in accordance with the terms of Section 6.2(a), subject to the survival period specified in such section. If any of the licenses under the Licensed Patents, Licensed Trademarks, or Licensed Technology, as applicable, are terminated by a Licensor pursuant to Section 6.2(b) or Section 6.2(c), then all of the licenses (in the case of termination of this Agreement) or the applicable licenses (in the case of termination of any of the licenses under the Licensed Patents, Licensed Trademarks, or Licensed Technology, as applicable) granted to the terminated Licensee and its Sublicensed Subsidiaries and Sublicensed Minority Affiliates shall terminate as of the effective date of such termination, but the licenses granted to the non-terminated Party and its Sublicensed Subsidiaries and Sublicensed Minority Affiliates shall survive such termination for the remainder of the Term, subject to the non-terminated Party’s and its Sublicensed Subsidiaries’ continued compliance with the terms and conditions of this Agreement and the terms of this Article VI. For the avoidance of doubt, all licenses granted by either Party (as Licensor) to the other Party (as Licensee) in effect immediately prior to the end of the Term shall terminate at the end of the Term.

Section 6.4                                    Survival. Articles I, VIII (strictly with respect to claims arising prior to the expiration or termination of this Agreement), IX, XI, and XII and Sections 2.4, 2.10, 3.1, 3.2, 4.1, 4.2, 6.3, 6.4, 7.3 and 7.4 will survive termination of this Agreement. No termination of this Agreement shall relieve any Party for any liability for any breach of or liability accruing prior to the effective date of termination.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.1                                    Mutual Representations and Warranties. Each Licensor represents and warrants to its Licensee, as of the Effective Date, that:

(a)                                 it has the right to enter into this Agreement and to perform its obligations hereunder, including the right to grant on behalf of itself and its Subsidiaries the licenses and immunities granted hereunder by the Licensor to the Licensee under the Licensor’s and its Subsidiaries’ Licensed Patents;

(b)                                 this Agreement is binding on and enforceable against the Licensor and its Subsidiaries in accordance with its terms; and,

(c)                                  it is not a party to any existing assignments, grants, licenses, encumbrances, obligations, or agreements, written or oral, inconsistent with this Agreement, and the compliance by Licensor and its Subsidiaries with their obligations hereunder will not conflict with or result in a breach of any agreement to which the Licensor or any of its Subsidiaries is a party or is otherwise bound.

Section 7.2                                    Representation and Warranty by Purchaser. Purchaser represents and warrants to Alibaba that the Purchaser Licensed Patents include all Patents that are, as of the

Effective Date, utilized in or pertinent to the operation of the FIG Holdco Business as conducted by Purchaser or any of its Subsidiaries as of the Effective Date.

Section 7.3                                    Limitations. Except as expressly set forth herein, nothing in this Agreement shall be construed as:

(a)                                 a warranty or representation as to the validity, enforceability or scope of any Licensed Patent; or

(b)                                 a warranty or representation with respect to either Party’s or its Subsidiaries’ right to grant any right or license with respect to any Licensed Technology; or

(c)                                  a warranty or representation that anything made, used, sold, or otherwise disposed of pursuant to this Agreement is or will be free from Infringement of Patents or other Intellectual Property Rights of Third Parties; or

(d)                                 a requirement that a Party or its Subsidiaries shall file any Patent, Trademark or Copyright application, secure any Patent, Trademark or Copyright, or maintain any Patent, Trademark or Copyright in force; or

(e)                                  conferring upon either Party hereto or its Subsidiaries any license, immunity or other right under any Patents or to any Technology or other Intellectual Property Rights, except the licenses, immunities and other rights expressly granted hereunder; or

(f)                                   an obligation on the part of a Party or its Subsidiaries to bring or prosecute actions or suits against Third Parties for Infringement, or agreement conferring any right to bring or prosecute actions or suits against Third Parties for Infringement, of the Licensed Patents, Licensed Trademarks or Licensed Technology; or

(g)                                  a warranty or representation that (i) the Licensed Technology will be free of errors, bugs, viruses or other defects which may impede the operation or use of any software included therein or (ii) the other Party’s use of the Licensed Technology will be uninterrupted, error free or appropriate for any particular purpose; or

(h)                                 conferring any right to use, in advertising, publicity, or otherwise, any Trademark or any contraction, abbreviation or simulation thereof, of either Party; or

(i)                                     an obligation to furnish any Source Code, Object Code, manufacturing or technical information, or other Technology or know-how.

Section 7.4                                    Disclaimer of Other Warranties. THE EXPRESS WARRANTIES IN SECTIONS 7.1THROUGH 7.3 ARE IN LIEU OF, AND EACH PARTY HEREBY DISCLAIMS, ALL OTHER WARRANTIES, REPRESENTATIONS OR CONDITIONS OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT. WITHOUT LIMITATION TO THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 7.1THROUGH 7.3, THE LICENSED PATENTS, LICENSED TRADEMARKS

AND LICENSED TECHNOLOGY ARE LICENSED AND PROVIDED BY THE LICENSOR AND ITS SUBSIDIARIES “AS IS,” WITHOUT WARRANTY OF ANY KIND, AND EACH LICENSOR AND ITS SUBSIDIARIES ASSUME NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE MANUFACTURE, USE, SALE, OR OTHER DISPOSITION BY LICENSEE OR ITS SUBLICENSED SUBSIDIARIES OR MINORITY AFFILIATES, OR THEIR RESPECTIVE CUSTOMERS OF PRODUCTS OR SERVICES INCORPORATING OR UTILIZING INVENTIONS, TRADEMARKS OR TECHNOLOGY LICENSED UNDER THIS AGREEMENT.

ARTICLE VIII

INDEMNIFICATION

Section 8.1                                    Indemnification. Each Party (the “Indemnifying Party”) agrees on behalf of itself and its Subsidiaries, to defend, indemnify, and hold harmless the other Party and its Subsidiaries, and each of their respective directors, officers, employees, representatives and agents (the “Indemnified Party”) from and against any and all claims, actions, causes of action, judgment, awards, liabilities, losses, costs or damages (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising out of or relating to any claim by any Third Party arising out of or relating to breach of the representations and warranties set forth in Article VII.

Section 8.2                                    Indemnification Procedures.

(a)                                 Promptly after receipt by the Indemnified Party of notice of the commencement or threatened commencement of any Proceeding, made or brought by a third Person (each a “Third Party Claim”), in respect of which such Indemnified Party will seek indemnification pursuant to Section 8.1, the Indemnified Party shall notify the Indemnifying Party of such Third Party Claim in writing. No failure to so notify the Indemnifying Party shall relieve it of its obligations under this Agreement, except to the extent that it can demonstrate that it was materially prejudiced by such failure.

(b)                                 The Indemnifying Party shall have thirty (30) days after receipt of notice to elect, at its option, to assume and control the defense of, at its own expense and by its own counsel, any such Third Party Claim, and shall be entitled to assert any and all defenses available to the Indemnified Party and its Subsidiaries to the fullest extent permitted under applicable Law; provided, however, that the Indemnifying Party shall have no right to assume and control, and the Indemnified Party shall at all times remain in sole control of (including selecting counsel), the defense of any Third Party Claim related to taxes. If the Indemnifying Party shall undertake to compromise or defend any such Third Party Claim, it shall promptly, but in any event within thirty (30) days of the receipt of notice from the Indemnified Party of such Third Party Claim, notify the Indemnified Party of its intention to do so, and the Indemnifying Party shall cooperate fully with the Indemnified Party and its counsel in the compromise of, or defense against, any such Third Party Claim; provided, however, that (A) the Indemnifying Party shall not settle, compromise or discharge, with respect to, any such Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, delayed, or conditioned) and (B) the Indemnifying Party shall not admit any liability with respect to any such Third Party Claim without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned.

(i)                                     Notwithstanding an election by the Indemnifying Party to assume the defense of any Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such Third Party Claim, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (1) the Indemnified Party shall have reasonably determined, after consultation in good faith with the Indemnifying Party, that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate, or (2) the Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense.

(ii)                                  The Indemnified Party, the Indemnifying Party, and their respective counsel shall cooperate in the defense of any Third Party Claim subject to Section 8.1, keep such persons informed of all developments relating to any such Third Party Claims, and provide copies of all relevant correspondence and documentation relating thereto, except as necessary to preserve attorney-client, work product and other applicable privileges. All reasonable costs and expenses incurred in connection with the Indemnified Party’s cooperation shall be borne by the Indemnifying Party. In any event, the Indemnified Party shall have the right, at its own expense except as otherwise provided in clause (i) above, to participate in the defense of such asserted liability.

(iii)                               If the Indemnifying Party does not elect to defend a Third Party Claim pursuant to this Section 8.2(b), or does not defend such Third Party Claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such Third Party Claim; provided, however, that the Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned.

ARTICLE IX

LIMITATION OF LIABILITY

Section 9.1                                    Limitation of Liability. NEITHER PARTY (AND NONE OF ITS SUBSIDIARIES) SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS SUBSIDIARIES (OR ITS SUBLICENSED MINORITY AFFILIATES, IF ANY) FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF USE, DATA, BUSINESS OR PROFITS), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE LICENSED PATENTS, LICENSED TRADEMARKS, OR LICENSED TECHNOLOGY, HOWEVER CAUSED AND REGARDLESS OF THE THEORY OF LIABILITY, EVEN IF IT OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE X

ASSIGNMENT, CHANGE OF CONTROL AND NEW BUSINESSES

Section 10.1                             Assignment by a Party. This Agreement may not be assigned, delegated or otherwise transferred by a Party (whether voluntarily or involuntarily and whether by merger, transfer of assets, by operation of law, or otherwise), without the express written consent of Alibaba (in the case of an assignment, delegation or other transfer by Purchaser) or of Purchaser (in the case of an assignment, delegation or other transfer by Alibaba), which may be granted or denied in the sole discretion of Purchaser or Alibaba; provided, however, that this Agreement may be assigned, delegated or otherwise transferred by a Party, together with all of such Party’s rights and obligations hereunder, without the consent of the other Party, subject to the provisions of Section 10.2, to a successor solely in connection with (a) a merger or consolidation of such Party with the successor or (b) the transfer of the assets of a Party to a successor, in each case (whether a merger, consolidation or transfer) involving all or substantially all of the assets of the business of such Party to which its license as a Licensee hereunder relates (any such successor, a “Successor Party”). Subject to this Section 10.1 and the other terms and conditions of this Agreement, this Agreement shall inure to the benefit of and be binding on the Parties and their respective permitted successors and assigns. Any attempt to assign or transfer this Agreement other than as permitted in this Section 10.1 shall be void.

Section 10.2                             Change of Control and Transfer.

(a)                                 Effect on the Rights Granted to a Licensee. In the event of any Change of Control of a Licensee or of a permitted assignment, delegation or other transfer of this Agreement by a Licensee pursuant to Section 10.1, effective as of the effective date of such Change of Control or assignment, delegation or other transfer (the “Cutoff Date”), the licenses granted under Article II will automatically become limited as follows:

(i)                                     The licenses granted to such Licensee and such Successor Party under Section 2.1 or 2.2 and any sublicenses granted by Licensee to any Sublicensed Subsidiary and Sublicensed Minority Affiliate under Section 2.7 or Section 2.8, as applicable, will automatically become limited: (A) to the Licensed Patents that have issued and are owned or Licensable by the Licensor (or its Subsidiaries) as of the Cutoff Date; (B) to the Licensed Products and Services used, sold, offered for sale, leased, distributed, or otherwise disposed of by such Licensee, its Sublicensed Subsidiaries and its Sublicensed Minority Affiliates as they exist as of the Cutoff Date, and to future versions of such Licensed Products and Services (except that the license shall not cover any new features or functionality added to such products and services after the Cutoff Date, whether by Licensee, the Successor Party, or otherwise); and (C) only to the volume of Licensed Products and Services by the Licensee, Successor Party and Licensee’s Sublicensed Subsidiaries and Sublicensed Minority Affiliates, in the aggregate, during any twelve (12)-month period generating gross revenues up to the Revenue Cap applicable to such twelve (12)-month period. For purposes of the foregoing, “Revenue Cap” means (1) during the first twelve (12)-month period following the Cutoff Date, one hundred twenty-five percent (125%) of the gross revenues from the use, sale, lease, distribution, or other disposing of Licensed Products and Services by the

Licensee, its Sublicensed Subsidiaries and its Sublicensed Minority Affiliates during the preceding twelve (12) month period and (2) during each subsequent twelve (12)-month period, one hundred twenty-five percent (125%) of the Revenue Cap applicable to the preceding twelve (12)-month period. For clarity, the rights granted by such Licensee to the Licensor (including its right to sublicense to its Subsidiaries and Minority Affiliates) under Section 2.1 or 2.2, as applicable, shall remain in effect following the Cutoff Date, provided that such license shall be limited to the Licensed Patents that have issued and are owned or Licensable by the Licensee (or its Subsidiaries) as of the Cutoff Date and shall otherwise be subject to the other terms and conditions of this Agreement.

(ii)                                  The license and other rights granted to such Licensee and Successor Party and its Sublicensed Subsidiaries and Sublicensed Minority Affiliates under Section 2.3 will continue for a period of six (6) months, subject to the other terms and conditions of this Agreement, but will automatically become limited and shall apply only to the operation of the business of the Licensee, its Sublicensed Subsidiaries and/or its Sublicensed Minority Affiliates, as applicable, as such businesses existed as of the Cutoff Date. Following such period, the rights granted to such Licensee and Successor Party and its Sublicensed Subsidiaries and Sublicensed Minority Affiliates under Section 2.3 will automatically terminate without the need for further action by the Parties. For clarity, the rights granted by such Licensee to the Licensor (including its right to sublicense to its Subsidiaries and Minority Affiliates) under Section 2.3 shall remain in effect following the Cutoff Date, provided that such license shall be limited to the Licensed Technology that was owned or licensable by the Licensee (or its Subsidiaries) as of the Cutoff Date and shall otherwise be subject to the other terms and conditions of this Agreement.

(iii)                               The license and other rights granted by each Party under Section 2.5 will continue for a period of six (6) months, subject to the other terms and conditions of this Agreement, but will automatically become limited and shall apply only to Joint Marketing Campaigns already active as of the Cutoff Date. Following such period, the rights granted by each Party under Section 2.5 will automatically terminate without the need for further action by the Parties.

(b)                                 With respect to the Parties’ obligations under Article V, the performance of which remain ongoing as of the Cutoff Date, either Party may elect to engage separate counsel in the defense of any Joint Claim pending as of the Cutoff Date, or to terminate the Common-Interest Agreement. The provisions of Section 5.1, Section 5.3, Section 5.4, Section 5.5, Section 5.6 and Section 5.7, and all other of each Party’s respective obligations under Article V, will cease to bind the Parties (on a prospective basis) as of the Cutoff Date, and, for clarity, the Parties shall have no further obligation to cooperate with respect to any new Proceedings related to Intellectual Property Rights initiated, or any other matters relating to the subject matter of Article V arising, on or after the Cutoff Date.

(c)                                  Notwithstanding anything in Section 10.2(a) to the contrary, (i) in no event will the licenses granted to the Licensee undergoing a Change of Control under Section 2.1, 2.2, 2.3 or 2.5, as applicable, extend after the Cutoff Date to any products, technologies, processes, or services of the Successor Party or any other Third Party(ies), whether or not related to the business of the Licensee.

(d)                                 Each Party’s compliance with the terms and conditions of this Section 10.2, including the scope of Licensed Products and Services offered for sale and sold by each Party (or Successor Party) and its Sublicensed Subsidiaries and the revenues generated in connection with the sale thereof, shall be subject to verification via audit upon reasonable advance written notice by the other Party.

Section 10.3                             New Businesses.

(a)                                 If, after the Effective Date, a Licensee directly or indirectly (e.g., through a Subsidiary) acquires (or acquires Control of) a legal entity that does not constitute a Subsidiary of such Licensee prior to such acquisition or acquires the business or assets of such legal entity, then such acquisition shall constitute a “New Business” and shall be subject to the terms and conditions of and, subject to Section 2.7 and Section 10.3(b), shall have the benefits of, this Agreement to the same extent as any other Person to which this Agreement is applicable (i.e., to the same extent as the Licensee itself if such New Business becomes a part of the Licensee, and to the same extent as a Subsidiary if such New Business meets the requirements of a Subsidiary).

(b)                                 Notwithstanding Section 10.3(a), however, if such New Business is a Competing New Business (as defined below) and, following Licensee’s written request to Licensor, Licensor does not provide its consent to have such Competing New Business covered under the licenses granted under this Agreement to Licensee, then the licenses granted to such Licensee hereunder shall not extend to (and shall not be sublicensable by such Licensee to) the New Business, nor to any Licensed Products and Services of such New Business, as the case may be. As used herein, “Competing New Business” means (a) in the case of a New Business of Alibaba, a New Business primarily engaged in the conduct of the FIG Holdco Business; or (b) in the case of a New Business of Purchaser, a New Business primarily engaged in the conduct of the Seller Business (as defined in the Transaction Agreement). For clarity, notwithstanding the foregoing, a Party’s obligation to license to the other Party its Licensed Patents, Licensed Trademarks and Licensed Technology shall include any Patents, Trademarks or Technology owned by a Competing New Business constituting a Subsidiary of such Party that would otherwise be licensed hereunder, notwithstanding the fact that the licenses granted by the other Party hereunder shall not extend to such Competing New Business.

ARTICLE XI

CONFIDENTIALITY

Section 11.1                             Confidentiality. Each Party (the “Receiving Party”) shall use the same standard of care to prevent the public disclosure and dissemination of the Confidential Information of the other Party or its Subsidiaries (the “Disclosing Party”) as the Receiving Party uses to protect its own comparable confidential information. “Confidential Information” of a Party means confidential, non-public marketing plans, product plans, business strategies, financial information, forecasts, personal information, customer lists and customer data, technical documents and information and any similar confidential, non-public materials and information, regarding such Party and its Subsidiaries and Minority Affiliates, or their representatives or customers, disclosed by the Disclosing Party to the Receiving Party under or in connection with this Agreement, whether orally, electronically, in writing, or otherwise, including copies thereof, in each case to the extent expressly marked in writing as “Confidential,” or, if disclosed orally, identified as confidential at the time of disclosure and set forth or summarized in a written document expressly marked as “Confidential” delivered to the Receiving Party no later than thirty (30) days after the date of the initial oral disclosure thereof, or, if not so marked or identified as “Confidential,” shall nevertheless be regarded as Confidential Information if a reasonable person under the circumstances would know the information is considered confidential by the Disclosing Party. Confidential Information includes all Source Code disclosed pursuant to this Agreement. Notwithstanding the foregoing, (a) Confidential Information may be disclosed on an as needed basis to personnel or subcontractors of the Receiving Party and its Sublicensed Subsidiaries and Sublicensed Minority Affiliates solely as and to the extent required for the purpose of fulfilling the Receiving Party’s obligations or exercising the Receiving Party’s rights under this Agreement, the Transaction Agreement and any other related document, and (b) nothing in this Section 11.1 shall prevent Purchaser or Alibaba and their respective Sublicensed Subsidiaries and Sublicensed Minority Affiliates from exercising their rights in and to the Intellectual Property Rights expressly granted in Article II in accordance with this Agreement. Nonetheless, each Receiving Party shall limit the disclosure of the Disclosing Party’s Confidential Information to Third Parties to what is necessary for a reasonable purpose in the conduct of the business of the Receiving Party (including its Sublicensed Subsidiaries and Sublicensed Minority Affiliates). Each Receiving Party shall take all reasonable steps to ensure that any such Confidential Information disclosed to any Person in accordance with this Section 11.1 is treated as confidential by the personnel, Sublicensed Subsidiaries, Sublicensed Minority Affiliates, permitted subcontractors and End Users to whom it is disclosed, and shall require the foregoing to enter into an agreement which imposes confidentiality obligations no less protective of the Confidential Information than those imposed under this Agreement.

Section 11.2                             Permitted Disclosures. The provisions of this Article XI shall not apply to any Confidential Information which: (a) is or becomes commonly known within the public domain other than by breach of this Agreement or any other agreement that the Disclosing Party has with any Person; (b) is obtained from a Third Party who is lawfully authorized to disclose such information free from any obligation of confidentiality; (c) is independently developed without reference to or use of any Confidential Information of the Disclosing Party; or (d) is rightfully known to the Receiving Party without any obligation of confidentiality prior to its receipt from the Disclosing Party.

Section 11.3                             Disclosure in Compliance With Law. Nothing in this Article XI shall prevent the Receiving Party from disclosing Confidential Information where it is required to be disclosed by judicial, administrative, governmental, or regulatory process in connection with any action, suit, Proceeding or claim, or otherwise by applicable Law; provided, however, that the Receiving Party shall, unless legally prohibited, give the Disclosing Party prior reasonable notice as soon as possible of such required disclosure so as to enable the Disclosing Party to seek relief from such disclosure requirement or measures to protect the confidentiality of the disclosure.

Section 11.4                             Restricted Data. Notwithstanding anything to the contrary set forth herein, nothing in this Agreement shall require either Party or its Subsidiaries to disclose to the other Party or its Subsidiaries any information, communications or documents that are protected by attorney-client privilege, work product privilege or protected under similar legal principles in foreign jurisdictions, or personal information of any person, or any other information or data where such disclosure would be prohibited by applicable Law, including Laws of the People’s Republic of China relating to payment data security or state economic security.

Section 11.5                             Confidentiality of the Licensed IP. In addition to the obligations set forth in Section 11.1, each Party shall (and shall cause its Sublicensed Subsidiaries and Sublicensed Minority Affiliates to) comply with the obligations set forth in this Section 11.5 with respect to the Licensed Technology of the other Party. Each Party shall (and shall cause its Sublicensed Subsidiaries and Sublicensed Minority Affiliates to) take reasonable steps, during the Term to ensure that no unauthorized copy, in whole or in part, of such Licensed Technology will be made available to any Third Party. Each Party shall (and shall cause its Sublicensed Subsidiaries and Sublicensed Minority Affiliates to) use the Licensed Technology disclosed to each of them hereunder only under carefully controlled conditions, shall distribute such Licensed Technology only to each of its respective employees with a need to have access thereto, and solely to the extent necessary to exercise their license or sublicense rights set forth in this Agreement, and each Party shall (and shall cause its Sublicensed Subsidiaries and Sublicensed Minority Affiliates to) observe, at a minimum, the same level of security, copy restrictions and non-disclosure as it exercises with respect to its own Licensed Technology and related documentation for each of their own products, which in no event shall be less than a reasonable degree of care. Each Party shall be fully responsible for the conduct of its employees, agents, representatives, Sublicensed Subsidiaries and Sublicensed Minority Affiliates who may in any way breach this Agreement, and such Party shall immediately notify the other Party of any known breach of this Agreement including any act or omission by any Sublicensed Subsidiary or Sublicensed Minority Affiliate that, if committed by such Party, would constitute a breach of this Agreement.

ARTICLE XII

ADDITIONAL PROVISIONS

Section 12.1                             Arbitration.

(a)                                 In the event of any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, including the breach, termination or validity hereof (but, for clarity, excluding any Infringement Claim involving a Third Party that is the subject of Article V), each Party shall refer such matter to its respective chief legal officer or head of intellectual property, and the Parties agree to discuss such matter in good faith for a period of at least sixty (60) days to attempt to resolve the dispute, controversy or claim, provided that either Party may at any time seek interim injunctive or equitable relief pursuant to Section 12.1(i), including before the sixty (60) day period provided for in this Section 12.1(a) has expired.

(b)                                 If the Parties are unable to resolve any such dispute, controversy or claim regarding this Agreement in accordance with the foregoing Section 12.1(a) within such sixty

(60)-day period, such dispute, controversy or claim shall be finally settled exclusively by arbitration. The arbitration shall be administered by, and conducted in accordance with the rules of the International Chamber of Commerce (the “ICC”) in effect at the time of the arbitration, except as they may be modified by mutual agreement of the Parties. The seat of the arbitration shall be Singapore, provided, that, the arbitrators may hold hearings in such other locations as the arbitrators determine to be most convenient and efficient for all of the Parties to such arbitration under the circumstances. The arbitration shall be conducted in the English language.

(c)                                  The arbitration shall be conducted by three arbitrators. The Party (or the Parties, acting jointly, if there is more than one (1)) initiating arbitration (the “Claimant”) shall appoint an arbitrator in its request for arbitration (the “Request”). The other Party (or the other Parties, acting jointly, if there are more than one (1)) to the arbitration (the “Respondent”) shall appoint an arbitrator within thirty (30) days of receipt of the Request and shall notify the Claimant of such appointment in writing. If within thirty (30) days of receipt of the Request by the Respondent, either Party has not appointed an arbitrator, then that arbitrator shall be appointed by the ICC. The first two (2) arbitrators appointed in accordance with this provision shall appoint a third (3rd) arbitrator within thirty (30) days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator or, in the event of a failure by a Party to appoint, within thirty (30) days after the ICC has notified the Parties and any arbitrator already appointed of the appointment of an arbitrator on behalf of the Party failing to appoint. When the third (3rd) arbitrator has accepted the appointment, the two (2) arbitrators making the appointment shall promptly notify the Parties of the appointment. If the first two (2) arbitrators appointed fail to appoint a third (3rd) arbitrator or so to notify the Parties within the time period prescribed above, then the ICC shall appoint the third (3rd) arbitrator and shall promptly notify the Parties of the appointment. The third arbitrator shall act as Chair of the tribunal.

(d)                                 The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties. The award may include an award of costs, including reasonable attorneys’ fees and disbursements. In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute, except insofar as a claim is for indemnification for an award of punitive damages awarded against a Party in an action brought against it by an independent Third Party. The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Law, be charged against the Party resisting such enforcement. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

(e)                                  In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to the arbitration Proceeding, the arbitration tribunal may, within ninety (90) days of its appointment, consolidate the arbitration proceeding with any other arbitration Proceeding involving any of the Parties relating to the Transaction Documents. The arbitration tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the Proceedings, so that a consolidated Proceeding would be more efficient than separate proceedings, and (ii) no Party would be prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitration tribunal constituted hereunder and any tribunal constituted under the Transaction Agreement, the ruling of the tribunal constituted under the Transaction Agreement will govern, and that tribunal will decide all disputes in the consolidated Proceeding.

(f)                                   The Parties agree that the arbitration shall be kept confidential and that the existence of the Proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the ICC, the Parties, their counsel and any person necessary to the conduct of the Proceeding, except as may be lawfully required in judicial Proceedings relating to the arbitration or otherwise, or as required by New York Stock Exchange rules or the rules of any other quotation system or exchange on which the disclosing Party’s securities are listed or applicable Law.

(g)                                  The costs of arbitration shall be borne by the losing Party unless otherwise determined by the arbitration award.

(h)                                 All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in United States dollars (or, if a payment in United States dollars is not permitted by Law and if mutually agreed upon by the Parties, in Renminbi), free from any deduction, offset or withholding for taxes.

(i)                                     Notwithstanding this Section 12.1 or any other provision to the contrary in this Agreement, no Party shall be obligated to follow the foregoing arbitration procedures where such Party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against any other Party, provided there is no unreasonable delay in the prosecution of that application. None of the Parties shall institute a proceeding in any court or administrative agency to resolve a dispute arising out of, relating to or in connection with this Agreement or the other Transaction Documents, except for a court proceeding to compel arbitration or otherwise enforce this Agreement to arbitrate, to enforce an order or award of the arbitration tribunal or petition for the provisional or emergency remedies provided for herein. The Parties waive objection to venue and consent to the nonexclusive personal jurisdiction of the courts of Singapore in any action to enforce this arbitration agreement, any order or award of the arbitration tribunal or the provisional or emergency remedies provided for herein. In any such permitted court action, the Parties agree that delivery of the complaint or petition by international courier, with proof of delivery, shall constitute valid and sufficient service, and they individually and collectively waive any objection to such service.

Section 12.2                             Disclosure. The terms of this Agreement are confidential information and shall not be disclosed to any Third Party without prior written consent from the other Party, except that nothing herein shall prevent a Party from (a) disclosing or acknowledging the existence of this Agreement, the identity of the Parties, and the existence of Licensed Patents (but not the particular Licensed Patents themselves), (b) disclosing the terms of this Agreement (including the financial terms) in confidence to such Party’s legal counsel and professional advisors, tax preparers, accountants, auditors, insurers, and directors, (c) disclosing the terms of this Agreement (including the financial terms) as required by any regulation, law, or court order, but only to the extent required to comply with such regulation, law, or order and only after providing reasonable advance notice to the other Party to allow such Party to contest such disclosure, or (d) disclosing in confidence to a Third Party affected by this Agreement (e.g., a customer or potential Successor Party) the terms and conditions relevant to such Third Party, including the identity of particular Licensed Patents.

Section 12.3                             No Waiver. No failure on the part of a Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party will be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party, and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

Section 12.4                             Relationship of the Parties as Independent Contractors. The Parties are and at all times will be and remain independent contractors as to each other, and at no time will a Party be deemed to be agent or employee of another Party. No joint venture, partnership, agency, or other relationship will be created or implied as a result of this Agreement.

Section 12.5                             No Third-Party Rights. Except as otherwise expressly provided herein, nothing express or implied in this Agreement is intended to confer, or confers, upon any Person other than the Parties and their Subsidiaries or permitted assigns of the same, any rights, obligations, or remedies hereunder, whether as a third party beneficiary or otherwise.

Section 12.6                             Entire Agreement. This Agreement (including all Exhibits), and the other Transaction Documents contain the entire understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters. To the extent there is any inconsistency between (i) a provision of the Transaction Agreement or another Transaction Document that pertains to the subject matter of this Agreement and (ii) a provision of this Agreement that is more specific or detailed with respect to such subject matter, then the provision of this Agreement shall govern and control. Otherwise, the provision of the Transaction Agreement, or of the other Transaction Document (provided it is not inconsistent with a more specific or detailed provision of the Transaction Agreement), shall govern and control to the extent of such inconsistency.

Section 12.7                             Governing Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, AND, TO THE EXTENT POSSIBLE, ALL OTHER TRANSACTION DOCUMENTS SHALL BE CONSTRUCTED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES.

Section 12.8                             Amendment. No amendment, waiver, or discharge hereof (including any exhibit or schedule hereto) shall be valid unless in writing and signed (a) by the Party against which such amendment, waiver or discharge is sought to be enforced, and (b) in the case of Alibaba, by the Alibaba Independent Committee or its designees, but only with respect to amendments of this Agreement and waiver or discharge of any material rights of Alibaba or obligations of Purchaser under this Agreement.

Section 12.9                             Further Acts. Each Party hereto agrees to execute, acknowledge, and deliver or cause to be executed and delivered all such further instruments, and to do or cause to be done all such further acts, as may be necessary or appropriate to carry out the intent and purposes of this Agreement. If (a) one or more of the licenses granted under this Agreement triggers any filing or registration requirements under any applicable Laws, or (b) if either Party determines that recordation of the licenses granted in this Agreement with an applicable Governmental Authority is necessary, then the Parties shall cooperate to take all necessary actions, including but not limited to executing necessary additional legal documents in a form mutually agreed by the Parties, to fulfill such filing or regulatory requirements in a manner consistent with the terms and conditions of this Agreement, provided that (i) the Parties will cooperate in good faith to minimize the disclosure of the terms of this Agreement (including in connection with recording the licenses with an applicable Governmental Authority) and (ii) in the event of any conflict between any such additional legal documents, including any forms or Contracts executed by the Parties to fulfill any such filing or regulatory requirements, and any term or condition of this Agreement, this Agreement will control.

Section 12.10                      Headings. The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

Section 12.11                      Compliance With Laws. In performing its obligations and exercising its rights hereunder, each Party shall, and shall require its Subsidiaries and Minority Affiliates (if applicable) to, comply with all Laws applicable to it. Without limiting the generality of the foregoing, each Party acknowledges that the Parties’ obligations in this Agreement are subject to their compliance with all applicable Laws relating to restraint of trade, antitrust, collusion, and competition.

Section 12.12                      Severability. Each provision of this Agreement shall be deemed a material and integral part hereof. Except as otherwise provided in this Section 12.12, in the event of a final determination of invalidity, illegality or unenforceability of any provision of this Agreement, the Parties shall negotiate in good faith to amend this Agreement (and any Transaction Documents, as applicable) or to enter into a new agreement to replace such invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provisions providing the Parties with benefits, rights and obligations that are equivalent in all material respects as provided by the Agreement (and any Transaction Documents, as applicable) as if the invalid, illegal or unenforceable provision(s) had been valid, legal and enforceable. In the event the Parties are not able to reach agreement on such amendments or new agreements, then the arbitrators (pursuant to the procedures set forth in Section 12.1 of this Agreement) shall determine, as part of their arbitral award, such amendments or new agreements to provide the Parties (to the extent the arbitrators determine to be possible) with the benefits, rights and obligations that are equivalent in all material respects as provided by the Agreement as if the stricken provision(s) had been valid, legal and enforceable.

Section 12.13                      Notices. All notices and other communications hereunder shall be in writing, shall be made by personal delivery, internationally recognized courier service, facsimile or electronic mail and shall be deemed received (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt if delivered by an internationally recognized courier service(or, the first (1st) Business Day following such receipt if (a) the date is not a Business Day or (b) receipt occurs after 5:00 p.m., local time of the recipient) or (iii) on the date of receipt of transmission by facsimile or electronic mail (or, the first (1st) Business Day following such receipt if (a) the date is not a Business Day or (b) receipt occurs after 5:00 p.m., local time of the recipient), to the Parties at the following addresses, facsimile numbers or email address (or at such other address, or email address or facsimile number for a Party as shall be specified by like notice):

To Alibaba:

c/o Alibaba Group Services Limited
26/F, Tower One, Times Square
1 Matheson Street
Causeway Bay
Hong Kong
Attention:	General Counsel
Facsimile No.:	+852 2215 5200
Email:	vivanotice@alibaba-inc.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster
Shin-Marunouchi Building, 29th Floor
5-1, Marunouchi 1-Chome
Tokyo, 100-6529
Japan
Attention:	Kenneth A. Siegel
Facsimile No.:	+81 3 3214 6512
Email:	ksiegel@mofo.com

To Purchaser:

Ant Small and Micro Financial Services Group Co., Ltd.
Z Space, No. 556 Xixi Road,
Hangzhou 310013
People’s Republic of China
Attention:	General Counsel
Facsimile No.:	+ (86571) 8656 2095
Email:	legalnotice@alipay.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street

New York, NY 10019
United States
Attention:	Mark Gordon
DongJu Song
Facsimile No:	+1 212 403 2000
Email:	mgordon@wlrk.com
dsong@wlrk.com

Section 12.14                      Remedies Cumulative; Specific Performance. The rights and remedies of the Parties hereto will be cumulative (and not alternative). Each Party agrees that: (a) in the event of any breach or threatened breach by the other Party of any covenant, obligation or other provision set forth in this Agreement, such Party will be entitled (in addition to any other remedy that may be available to it) to seek (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (ii) an injunction restraining such breach or threatened breach; and (b) no Party will be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Proceeding.

Section 12.15                      Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts and such counterparts may be delivered in electronic format (including by email), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 12.16                      English Language Only. This Agreement is in the English language only, which language will be controlling in all respects, and all versions hereof in any other language will be for accommodation only and will not be binding upon the Parties hereto. All communications to be made or given pursuant to this Agreement will be in the English language.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the signature page hereof.

Alibaba Group Holding Limited

By:	/s/ Timothy Alexander Steinert

Printed Name:	Timothy Alexander Steinert

Title:	Authorized Officer

Date:

[Project Viva - Signature Page to Cross License Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the signature page hereof.

浙江蚂蚁小微金融服务集团股份有限公司 (Ant Small and Micro Financial Services Group Co., Ltd.)		[Seal]

By:	/s/ Leiming Chen

Printed Name:	Leiming Chen

Title:	Authorized Signatory

Date:

[Project Viva - Signature Page to Cross License Agreement]